Exhibit 2.1

FINAL EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

March 28, 2007

among

ADVANSTAR HOLDINGS CORP.,

VSS-AHC CONSOLIDATED HOLDINGS CORP.

VSS-AHC ACQUISITION CORP.

and

DLJ MERCHANT BANKING III, INC.,
as the Stockholders’ Representative

This draft shall not be considered final as to
any party unless executed and delivered by such party.

i

Section 11.02. Survival	64
Section 11.03. Amendments and Waivers	64
Section 11.04. Expenses	64
Section 11.05. Waiver	65
Section 11.06. Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege	65
Section 11.07. Successors and Assigns	66
Section 11.08. Governing Law	66
Section 11.09. Jurisdiction	66
Section 11.10. WAIVER OF JURY TRIAL	66
Section 11.11. Counterparts; Third Party Beneficiaries	66
Section 11.12. Entire Agreement	67
Section 11.13. Captions	67

EXHIBITS
Exhibit A: Form of Assumption Agreement
Exhibit B: Form of Escrow Agreement
Exhibit C: Statement of U.S. Real Property Interest Status
Exhibit D: Written Consent

SCHEDULES

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 28, 2007 among Advanstar Holdings Corp., a Delaware corporation (the “Company”), VSS-AHC Consolidated Holdings Corp., a Delaware corporation (“Buyer”), and VSS-AHC Acquisition Corp., a Delaware corporation (“MergerCo”), and, individually for purposes of Article 4 and otherwise, solely in its capacity as the Stockholders’ Representative (as defined below), DLJ Merchant Banking III, Inc., a Delaware corporation (“DLJMB”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, this Agreement contemplates a transaction in which Buyer will acquire the Company pursuant to a transaction in which MergerCo, a wholly owned subsidiary of Buyer, will merge with and into the Company, with the Company surviving the merger, in accordance with the General Corporation Law of the State of Delaware, and the holders of the Company’s common stock will receive cash in consideration for such merger; and

WHEREAS, the Company, Buyer, MergerCo and DLJMB desire to make certain representations, warranties, covenants and agreements in connection with the merger.

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Accounting Policies” means the accounting policies, principles, practices and methodologies used in the preparation of the Balance Sheet.

“Accrued Severance” means the aggregate amount, determined as of the close of business on the Business Day immediately preceding the Closing Date, of obligations of the Company or any Company Subsidiaries in respect of severance payable in respect of employees terminated prior to the Closing.

“Accrued Contingent Purchase Price” means the aggregate amount, determined as of the close of business on the Business Day immediately preceding the Closing Date, of obligations of the Company or any Company

Subsidiaries in respect of contingent purchase prices payable in connection with the acquisition of any businesses acquired by the Company or any Company Subsidiaries prior to the Closing.

“Actual Knowledge of the Company” means the actual knowledge of Joseph Loggia, Theodore S. Alpert, Eric I. Lisman, Ward Hewins, Steve Morris, Laura McConnell and Danny Phillips.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Company Subsidiary shall be considered an Affiliate of any DLJ Entity.

“Aggregate Consideration” means the sum of the Aggregate Share Consideration, the Aggregate Option Consideration and the Aggregate Warrant Consideration.

“Aggregate Option Consideration” means the aggregate amount of Option Consideration payable in respect of all Options outstanding immediately prior to the Effective Time.

“Aggregate Share Consideration” means the aggregate amount of Share Consideration payable in respect of all Shares.

“Aggregate Warrant Consideration” means the aggregate amount of Warrant Consideration payable in respect of all Warrants outstanding immediately prior to the Effective Time, calculated assuming that all Warrants are exercised using “cashless exercise”.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Assumption Agreement” means an Assumption Agreement in substantially the form of Exhibit A.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2006.

“Balance Sheet Date” means December 31, 2006.

“Bonus Resolutions” means the Consent in Lieu of Meeting of the Board of Directors of the Company dated March 28, 2006 as set forth on Schedule 3.24.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash” means all cash and cash equivalents, determined in accordance with GAAP.  For the avoidance of doubt, “Cash” (i) shall include amounts payable in respect of checks written by a third party that have been deposited for the account of the Company or any Company Subsidiary and are awaiting clearance at the time of calculation, provided that such amounts equally adjust the cash account and the relevant corresponding account or accounts in accordance with GAAP and (ii) shall not include amounts payable in respect of checks written to a third party by the Company or any Company Subsidiary that have not been cleared at the time of calculation, provided that such amounts equally adjust the cash account and the relevant corresponding account or accounts in accordance with GAAP (except to the extent constituting a liability described in clause (i) of the definition of Long-Term Escheatment Liability).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended on or prior to the date hereof, and any rules or regulations promulgated thereunder.

“Change of Control Bonus Payments” means the aggregate amounts paid or payable by the Company or any Company Subsidiary in respect of any “change in control” or similar provision of any Employee Plan (without application of any materiality qualifier contained in such definition) as a result of the execution of this Agreement or the consummation of the Merger, including any such amounts paid or payable pursuant to the Bonus Resolutions.

“Closing Date” means the date of the Closing.

“Closing Working Capital” means the amount (which may be a negative number) equal to (i) the Company’s and the Company Subsidiaries’ consolidated current assets, minus (ii) the Company’s and the Company Subsidiaries’ consolidated current liabilities, in each case determined as of the close of business on the Business Day immediately preceding the Closing Date using the Accounting Policies, including those set forth on Schedule 1.01 (or, to the extent not covered by the Accounting Policies or Schedule 1.01, in accordance with GAAP), except that (1) current assets shall not include any Cash, deferred Tax Assets or software development costs and (2) current liabilities shall not include any of (A) deferred revenues or accrued interest, (B) any Indebtedness or any other amounts deducted from Enterprise Value to determine Gross Equity Value pursuant to Section 2.04(i), (C) any amount payable under the Loggia Post-Closing Employment Agreement or (D) any Share Consideration, Warrant Consideration or Option Consideration payable hereunder.

“Code” means the United States Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Intellectual Property” means all Intellectual Property owned by the Company or any Company Subsidiary or used or held for use in connection with the businesses of the Company or any Company Subsidiary.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company or any Company Subsidiary.

“Company Subsidiary” means a direct or indirect Subsidiary of the Company.

“Company Transaction Expenses” means the fees and expenses incurred by or on behalf of the Company, any Company Subsidiaries or any DLJ Entities for services rendered by Credit Suisse Securities (USA) LLC, Davis Polk & Wardwell and PricewaterhouseCoopers in connection with this Agreement, the Merger, the other Transaction Agreements and the transactions contemplated hereby or thereby; provided that “Company Transaction Expenses” shall not include any such fees or expenses for services rendered by any of the foregoing at the direction of Buyer with respect to the Financing Commitments or any arrangements or transactions contemplated thereby.

“Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of May 24, 2006 among Advanstar Communications Inc., as Borrower, Various Financial Institutions, as Lenders, Credit Suisse, Cayman Islands Branch, as Administrative Agent for the Lenders, Credit Suisse Securities (USA) LLC, as Joint Lead Arranger, Joint Bookrunner and Syndication Agent, Goldman Sachs Credit Partners L.P., as Joint Lead Arranger And Joint Bookrunner and Wells Fargo Bank, National Association, as Documentation Agent for the Lenders (as those terms are defined therein), as amended by the First Amendment to Second Amended and Restated Credit Agreement dated as of November 29, 2006.

“Data Site” means those sections of the online data room maintained on the Merrill DataSite for Project Superstar as to which Buyer has had access and which were in effect on the day immediately preceding the date hereof.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“DLJ Entity” means each of DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership, DLJ Merchant Banking III, Inc., a Delaware corporation, as advisory general partner on behalf of DLJ Offshore Partners III, C.V., a Netherlands Antilles limited partnership, DLJ Offshore Partners III-1, C.V., a Netherlands Antilles limited partnership and DLJ Offshore Partners III-2, C.V., a Netherlands Antilles limited partnership, DLJ MB Partners III GmbH & Co. KG, a limited partnership pursuant to the laws of the Federal Republic of Germany, Millennium Partners II, L.P., a Delaware limited partnership, Millennium Partners II, L.P., a Delaware limited partnership and MBP III Plan Investors, L.P., a Delaware limited partnership, and DLJ ESC II, L.P., a Delaware limited partnership.

“Employee Plan” means any material employment, severance or similar contract, plan or policy and each other material arrangement providing for compensation, bonuses, profit-sharing, equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance, disability or sick leave benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), whether foreign or domestic, which is sponsored, maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee, officer, director, or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their respective beneficiaries, including any “employee benefit plan”, as defined in Section 3(3) of ERISA, or with respect to which the Company or any Company Subsidiary has any material liability.

“Enterprise Value” means $1,142,050,000.

“Environmental Laws” means any and all statutes, laws, including the common law, regulations, rules, ordinances, codes, orders and judgments relating to the pollution or the protection of the environment or the effect of the environment on human health, including without limitation, the effect of the environment on worker health.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer with the Company under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means the escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Agreement” means the agreement among Buyer, the Stockholders’ Representative and the Escrow Agent in substantially the form of Exhibit B.

“Final Closing Working Capital” means the Closing Working Capital (i) as shown in the Statement of Closing Working Capital if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.14(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Stockholders’ Representative and the Surviving Corporation pursuant to Section 2.14(c) or (B) in the absence of such agreement, as determined by the Independent Accountants pursuant to Section 2.14(c); provided that in no event shall Final Closing Working Capital be less than the amount of Closing Working Capital shown in the Statement of Closing Working Capital or more than the Stockholders’ Representative’s calculation of Closing Working Capital delivered pursuant to Section 2.14(b).

“Final Payment” means (i) in respect of any Share, the amount, if a positive number, equal to the Share Consideration as finally determined pursuant to Sections 2.13 and 2.15, less the Initial Payment, if paid prior to the payment of such Final Payment, in respect thereof, (ii) in respect of any Warrant, the amount, if a positive number, equal to the Warrant Consideration as finally determined pursuant to Sections 2.13 and 2.15, less the Initial Payment, if paid prior to the payment of such Final Payment, in respect thereof and (iii) in respect of any Outstanding Option, the amount, if a positive number, equal to the Option Consideration as finally determined pursuant to Sections 2.13 and 2.15, less the Initial Payment, if paid prior to the payment of such Final Payment, in respect thereof.

“Full Dilution Number” means the sum of (i) the total number of Shares outstanding immediately prior to the Effective Time plus (ii) the total number of Shares issuable upon exercise of all Warrants outstanding immediately prior to the Effective Time plus (iii) the total number of Shares issuable upon exercise of all Outstanding Options.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date of this Agreement.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental or quasi-governmental authority, department, tribunal, bureau, board, commission, court, agency or official, including any political subdivision or other instrumentality thereof.

“Hazardous Substances” means any pollutant, contaminant, waste or any toxic, radioactive or otherwise hazardous substance or material, as such terms are defined in, regulated under or identified pursuant to, any Environmental Law.

“Holders” means the DLJ Entities and all other Persons who own any Securities at the Effective Time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to the Company and the Company Subsidiaries, all obligations of such Person existing (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (iv) issued or assumed as the deferred purchase price of property (other than trade accounts payable or accounts payable to independent contractors), (v) under capital leases, (vi) in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (vii) as an account party in respect of letters of credit, (viii) with respect to Indebtedness of any other Person (other than the Company or any Company Subsidiary) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Liens on property owned or acquired by such Person and (ix) in the nature of guarantees of Indebtedness of any other Person (other than the Company or any Company Subsidiary).

“Initial Payment” means (i) in respect of any Share, the Share Consideration as estimated pursuant to Section 2.13, less the Per Share Share Escrow Amount, (ii) in respect of any Warrant, the Warrant Consideration in respect thereof, as estimated pursuant to Section 2.13, less the Per Share Warrant Escrow Amount and (iii) in respect of any Option, the Option Consideration in respect thereof, as estimated pursuant to Section 2.13, less the Per Share Option Escrow Amount.

“Intellectual Property” means on a worldwide basis, any and all (a) trademark, service mark and trade name (“Trademark”); (b) invention, utility model and patent, including all reissues, divisions, continuations and extensions thereof; (c) trade secret, know-how and process; (d) copyright and mask work; (e) Internet domain name, including any registrations, applications for registration or renewals of any of the foregoing; and (f) any other similar type of proprietary intellectual property not otherwise listed in (a) through (e) above, including all good will associated with any of the foregoing.

“Knowledge of the Company”, “the Company’s Knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge after reasonable inquiry of Joseph Loggia, Theodore S. Alpert, Eric I. Lisman and Ward D. Hewins.

“Krakoff Payment” means the purchase price adjustment payable to Robert L. Krakoff (“Krakoff”) or his estate pursuant to the Stock Purchase Agreement between the Company and Krakoff.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Loggia Agreements” means (i) the Amended and Restated Employment Agreement between Advanstar, Inc. and Joseph Loggia dated as of April 1, 2005, as amended by the Amendment to Amended and Restated Employment Agreement between Joseph Loggia and Advanstar, Inc. dated as of the date hereof (ii) the Severance Payment Acceleration Agreement dated as of the date hereof between the Company and Joseph Loggia and (iii) the Loggia Post-Closing Employment Agreement.

“Loggia Post-Closing Employment Agreement” means the Employment Agreement between the Buyer and Joseph Loggia dated as of the date hereof, a copy of which has been provided simultaneously with the execution of this Agreement.

“Long-Term Escheatment Liability” means (i) the aggregate consolidated liability of the Company and the Company Subsidiaries, as of the close of business on the Business Day immediately preceding the Closing Date, in respect of escheatment obligations, representing unclaimed property of third parties in the possession of the Company or any Company Subsidiary for old security deposits, open accounts receivables credits and uncashed checks, determined in accordance with GAAP applied consistently with the Accounting Principles, minus (ii) $1,428,000 to be included in current liabilities in the calculation of Closing Working Capital.

“Long-Term Office Closing Accrual” means (i) the aggregate consolidated liability of the Company and the Company Subsidiaries, as of the close of business on the Business Day immediately preceding the Closing Date, in respect of vacated leased property, determined in accordance with GAAP applied consistently with the Accounting Principles, including Schedule 1.01, minus (ii) $480,000 to be included in current liabilities in the calculation of Closing Working Capital.

“Material Adverse Effect” means a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as whole, except any such effect resulting from or arising in connection with (i) any announcement or other disclosure of the potential sale of the Company contemplated by this Agreement, (ii) changes or conditions affecting any industry in which the

Company or any Company Subsidiaries operate to the extent they do not have a disproportionate adverse effect on the Company or any Company Subsidiaries, (iii) changes in economic (including financial, banking and/or securities markets), regulatory or political conditions generally, to the extent they do not have a disproportionate adverse effect on the Company or any Company Subsidiaries, (iv) the announcement, declaration, commencement, occurrence, continuation or threat of any war or armed hostilities, any act or acts of terrorism or any public health or other public emergency or crisis, or (v) seasonal fluctuations affecting the Company or any Company Subsidiary consistent with past seasonal fluctuations or (vi) the non-availability of any event location (other than the Las Vegas Convention Center) as a result of fire, explosion, flood, hurricane, tornado, earthquake, accident or other calamity or the taking or occupation of any event location by any Governmental Authority.

“Net Debt Repayment Cost” means the sum, as of the Closing Date, of (i) the aggregate unpaid principal amount, plus all accrued but unpaid interest and all fees, expenses and other amounts required to be paid to pay in full all amounts then due or outstanding under the Credit Agreement, plus (ii) the Tender Amount, plus (iii) 103.75% of the aggregate principal amount of the 15% Senior Discount Notes and 104% of the aggregate principal amount of the 12% Senior Subordinated Notes then outstanding (after giving effect to the closing of the Tender Offers), if any, plus the aggregate amount of interest payable on such Notes to the date of redemption thereof and any associated costs and expenses, plus (iv) the aggregate amount necessary (including all costs and expenses, including fees and expenses of trustees) to defease any 10-3/4% Second Priority Senior Secured Notes then outstanding (after giving effect to the closing of the Tender Offers), so that 100% of such Indebtedness is retired for purposes of the applicable indenture and GAAP, plus (v) the aggregate unpaid principal amount, plus all accrued but unpaid interest and all fees, expenses and other amounts (including prepayment fees or penalties) required to be paid to pay in full all obligations of the Company and the Company Subsidiaries in respect of all other Indebtedness, minus (vi) the aggregate amount of all Cash of the Company and the Company Subsidiaries, determined as of close of business on the Business Day immediately preceding the Closing Date; provided that “Net Debt Repayment Cost” shall not include any fees or expenses incurred in connection with the Financing Commitments.

“Net Deferred Revenue” means, at any time, the amount by which the consolidated deferred revenue of the Company and the Company Subsidiaries exceeds the consolidated prepaid expenses of the Company and the Company Subsidiaries at such time, in each case determined in accordance with GAAP and the Accounting Principles, including Schedule 1.01.

“1934 Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Notes” means (i) the 15% Senior Discount Notes due 2011 of Advanstar, Inc., issued pursuant to an Indenture dated as of February 21, 2001, between Advanstar, Inc. and the Trustee (the “15% Senior Discount Notes”), (ii) the 10-3/4% Second Priority Senior Secured Notes due 2010 of Advanstar Communications Inc., issued pursuant to an Indenture dated as of August 18, 2003, between Advanstar Communications Inc., the guarantors party thereto and the Trustee, as amended by the First Supplemental Indenture, dated as of June 16, 2005 (“10-3/4% Second Priority Senior Secured Notes”), and (iii) the 12% Senior Subordinated Notes due 2011 of Advanstar Communications Inc., issued pursuant to an Indenture dated as of February 21, 2001, between Advanstar Communications Inc., the guarantors party thereto and the Trustee (the “12% Senior Subordinated Notes”).

“Option Consideration” means, in respect of any Outstanding Option, the amount in cash, without interest, determined by multiplying (i) the excess of the Share Consideration over the exercise price of such Outstanding Option by (ii) the number of Shares issuable upon exercise of such Outstanding Option in full immediately prior to the Effective Time.

“Options” means options to purchase Shares under the Company’s 2000 Management Incentive Plan, as amended.

“Outstanding Options” means all Options that are issued, outstanding and vested immediately prior to the Effective Time after giving effect to any vesting of any such Options upon the “Change of Control” to occur at the Effective Time but before giving effect to the cancellation of such options pursuant to Section 2.08.

“Per Share Option Escrow Amount” means the Escrow Amount multiplied by (A) the Aggregate Option Consideration divided by the Aggregate Consideration and dividing such product by (B) the aggregate number of Shares issuable upon exercise of all Outstanding Options.

“Per Share Share Escrow Amount” means the Escrow Amount multiplied by (A) the Aggregate Share Consideration divided by the Aggregate Consideration, and dividing such product by (B) the aggregate number of Shares outstanding immediately prior to the Effective Time.

“Per Share Warrant Escrow Amount” means the Escrow Amount multiplied by (A) the Aggregate Warrant Consideration divided by the Aggregate Consideration, and dividing such product by (B) the aggregate number of Shares issuable upon exercise of all Warrants outstanding immediately prior to the Effective Time.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Restricted Employee” means each of Joseph Loggia, Laura McConnell, Danny Phillips and Steve Morris.

“Schedules” means the Schedules to this Agreement dated as of the date hereof.

“Securities” means the Shares, Options and Warrants.

“Shares” means shares of Common Stock.

“Stockholders” means the DLJ Entities and all other Persons who own any Shares at the Effective Time.

“Subsidiary” means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”).

“Tax Asset” means any net operating loss, net capital loss, non-capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other Applicable Law (including, without limitation, pursuant to Section 163(e)(3) or Section 163(j) of the Code).

“Transaction Agreements” means this Agreement and the Escrow Agreement.

“Trustee” means Wells Fargo Bank Minnesota, N.A., as trustee.

“Warrant Agreement” means the Warrant Agreement, dated as of February 21, 2001, between the Company and Wells Fargo Bank Minnesota, N.A., as warrant agent.

“Warrant Consideration” means, in respect of any Warrant, the amount in cash, without interest, determined (A) in the case of any Warrant that is exercised by means of “cashless exercise,” by multiplying (i) the excess of the Share Consideration over the exercise price of such Warrant by (ii) the total number of Shares issuable upon such exercise of such Warrant immediately prior to the Effective Time or (B) in the case of any Warrant that is exercised by payment of the exercise price in cash, by multiplying (i) the Share Consideration by (ii) the number of Shares issuable upon such exercise of such Warrant immediately prior to the Effective Time.

“Warrants” means all warrants to purchase Shares issued pursuant to the Warrant Agreement.

(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Aggregate Option Exercise Price	2.04(i)
Aggregate Warrant Exercise Price	2.04(i)
Agreement	Preamble
Buyer	Preamble
Certificate of Merger	2.02
Closing	2.02
Company	Preamble
Company Securities	3.05(b)
Company Subsidiary Securities	3.07(b)
Consent Materials	6.04
Covered Persons	6.07
Current Representation	11.06(a)
Debt Commitment Letter	5.05
Designated Person	11.06(a)
DLJMB	Preamble
Effective Time	2.02
Equity Commitment Letters	5.05
Equity Investment	5.05
Escrow Amount	2.12
Escrow Account	2.12
Estimated Working Capital	2.13
Excess Amount	2.15(b)
Financing	5.05

Term	Section

Financing Commitments	5.05
Gross Equity Value	2.04(i)
Indemnified Person	7.07(a)
Independent Accountants	2.14(c)
Indenture Amendments	6.06(a)
Merger	2.01(a)
MergerCo	Preamble
Payment Fund	2.05(a)
Permitted Liens	3.14(f)
Post-Closing Representation	11.06(a)
Relevant Period	8.07
Requisite Consent	6.06(a)
Returns	3.18(a)
Section 280G Payments	6.08
Share Certificates	2.05(b)
Share Consideration	2.04(i)
Shortfall Amount	2.15(a)
Statement of Closing Working Capital	2.14(a)
Stockholder Approval	6.04
Stockholders’ Representative	6.05
Surviving Corporation	2.01(a)
Tail Policy	7.07(b)
Taxing Authority	1.01(a)
Tender Amount	6.06(b)
Tender Offer	6.06(a)
Tendered Notes	6.06(b)
Termination Date	10.01(b)
Transferred Employees	7.03(a)
Unaudited Financial Statements	3.08
VSS Funds	5.05
Warrant Certificates	2.07(a)

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
THE MERGER

Section 2.01.  The Merger.  (a) Upon the terms and subject to the conditions hereof, at the Effective Time, MergerCo shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of MergerCo shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)        From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and MergerCo, all as provided under Delaware Law.

Section 2.02.  Closing; Effective Time.  Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017, on or after May 31, 2007 when each of the conditions set forth in Article 9 has been satisfied or waived by the party or parties entitled to the benefit of such conditions on such date, but in no event later than 10:00 a.m. New York City time on the fifth Business Day after the date on which each of the conditions set forth in Article 9 has been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as MergerCo and the Company may mutually agree.  At the Closing, MergerCo and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in the form required by and executed in accordance with the applicable provisions of Delaware Law.  The Merger shall become effective as of the date and time of such filing or such other time after such filing as MergerCo and the Company shall agree in the Certificate of Merger (the “Effective Time”).

Section 2.03.  Certificate of Incorporation; Bylaws; Directors and Officers.  (a) At the Effective Time, and without any further action on the part of the Company or MergerCo, the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation and thereafter may be amended or repealed in accordance with Applicable Law.

(b)        The bylaws of MergerCo shall become, from and after the Effective Time, the bylaws of the Surviving Corporation, until thereafter amended or repealed as provided therein or in the articles of incorporation of the Surviving Corporation and in accordance with Applicable Law.

(c)        The directors of MergerCo and the officers of the Company immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers, respectively, of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.

Section 2.04.  Conversion of Shares.  At the Effective Time:

(i)            except as otherwise provided in Section 2.04(ii) or Section 2.06, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Share Consideration, as the same may be adjusted pursuant to Section 2.13 or Section 2.15, in cash without interest.  As used herein, “Share Consideration” means an amount equal to (x) the Enterprise Value plus (A) the aggregate exercise price of all Warrants outstanding immediately prior to the Effective Time (the “Aggregate Warrant Exercise Price”), plus (B) the aggregate exercise price of all Outstanding Options (the “Aggregate Option Exercise Price”), less (C) the Net Debt Repayment Cost, less (D) the aggregate amount of all Company Transaction Expenses to the extent not paid prior to the Effective Time, less  (E) Accrued Severance, less (F) the Change of Control Bonus Payments, less (G) Accrued Contingent Purchase Price, less (H) the Long-Term Escheatment Liability, less (I) the Long-Term Office Closing Accrual, less (J) the Krakoff Payment, less (K) the aggregate amount paid or payable by Buyer or the Surviving Corporation pursuant to Section 7.07(b), less (L) if all of the conditions set forth in Sections 9.01 and 9.03 shall have been satisfied on June 7, 2007 (or the failure to satisfy such conditions is due solely to an act or omission of the Company or its officers or stockholders) but the Closing Date is after June 7, 2007, the amount, if any, by which Net Deferred Revenue on the Closing Date exceeds Net Deferred Revenue on June 7, 2007 (the amount calculated pursuant to this clause (x), as the same may be adjusted pursuant to Section 2.13 or Section 2.15, the “Gross Equity Value”) divided by (y) the Full Dilution Number; it being understood that any amount that is included in any of clauses (C) through (L) hereof shall only be included to the extent it is not included in any other such clause;

(ii)           each Share held by the Company as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(iii)          each share of common stock of MergerCo outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.05.  Surrender and Payment; Closing.  (a) At Closing, (i) Buyer or MergerCo shall deposit, or shall cause to be deposited with the Company, in a separate account (the “Payment Fund”), by wire transfer of immediately available funds, an amount equal to the Enterprise Value less the Escrow Amount, Indebtedness referred to in clause (v) of the definition of Net Debt Repayment that is not being repaid at Closing, the amount of any adjustment to the Gross Equity Value made pursuant to Section 2.13, Accrued Severance, Accrued Contingent Purchase Price, Long-Term Escheatment Liability and Long-Term Office Closing Accrual and (ii) Buyer shall deliver to the Escrow Agent the Escrow Amount by wire transfer of immediately available funds for deposit pursuant to the Escrow Agreement.  To the extent that any Warrants are exercised by the holder thereof at or after the Effective Time, Buyer shall cause the Surviving Corporation to deposit the exercise price received upon exercise of such Warrants into the Payment Fund.  Buyer shall not permit the Payment Fund to be used for any purpose except for the payment of (A) the Share Consideration, Warrant Consideration and Option Consideration as contemplated herein or (B) any amounts deducted from Enterprise Value to determine Gross Equity Value pursuant to Section 2.04(i), other than Accrued Severance, Accrued Contingent Purchase Price, Long-Term Escheatment Liability and Long-Term Office Closing Accrual.

(b)        Each holder of Shares that have been converted into the right to receive the applicable Share Consideration will be entitled to receive upon surrender to the Surviving Corporation of certificates representing such Shares (the “Share Certificates”), together with a properly completed letter of transmittal and Assumption Agreement, the Share Consideration for each Share represented by such Share Certificate, in the manner and at the times set forth in Section 2.05(c).  Until so surrendered, each such Share Certificate shall represent after the Effective Time for all purposes only the right to receive such Share Consideration.

(c)        Payment of the applicable Share Consideration shall be effected in the following manner:

(i)            If any holder of record of any Shares surrenders such holder’s Share Certificate(s), together with a properly completed letter of transmittal and Assumption Agreement, to the Surviving Corporation at the Effective Time, or thereafter but prior to the determination of Final Closing Working Capital, then such holder shall be entitled to receive (A) payment of the applicable Initial Payment for such Shares, if surrendered at the Effective Time, at the Closing, or, if surrendered after the Effective Time, on the second Business Day after such surrender, and (B) payment of the applicable Final Payment for such Shares no later than two Business Days following the determination of Final Working Capital pursuant to Section 2.14, in each case in immediately available funds by wire transfer to an account designated by such holder in the letter of transmittal and (C) the payment, if any, described in Section 2.12.

(ii)           If any holder of record of any Shares surrenders such holder’s Share Certificate(s), together with a properly completed letter of transmittal and Assumption Agreement, to the Surviving Corporation after the determination of Final Closing Working Capital, then such holder shall be entitled to receive payment of the applicable Final Payment for each such Share on the second Business Day after such surrender in immediately available funds by wire transfer to an account designated by such holder in the letter of transmittal.

(d)        No later than five Business Days prior to the date on which the Closing is scheduled to occur, the Company shall send to each holder of Shares a letter of transmittal for use in exchanging such Shares for the applicable Share Consideration and an Assumption Agreement.

(e)        If any portion of the applicable Share Consideration is to be paid to a Person other than the Person in whose name the surrendered Share Certificate is registered, it shall be a condition to such payment that the Share Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Surviving Corporation any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Share Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

(f)         After the Effective Time, there shall be no further registration of transfers of Shares.  If, after the Effective Time, Share Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable Share Consideration.  For purposes of such exchange, the canceled Shares shall be deemed surrendered pursuant to Section 2.05(c) as of the date presented to the Surviving Corporation.

(g)        Any amount in the Payment Fund (and any interest or other income earned thereon) that remains in the Payment Fund six months after the Effective Time shall be returned to the Surviving Corporation, and any Holder who has not exchanged its Shares for the applicable Share Consideration or exercised its Warrants for the applicable Warrant Consideration prior to such time shall thereafter look only to the Surviving Corporation for payment thereof without any interest thereon.  Any portion of the Gross Equity Value (and any interest or other income earned thereon) that remains unclaimed by the Stockholders on the second anniversary of the date on which the Effective Time occurs (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.06.  Dissenting Shares.  Notwithstanding Section 2.04 and Section 2.05, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the applicable Share Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal.  If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the applicable Share Consideration, to be paid as provided in Section 2.05(c).  The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.07.  Warrants.  (a)  At or after the Effective Time, upon the exercise of any Warrant by any holder thereof and upon such holder’s surrender of such holder’s certificates representing such Warrants (the “Warrant Certificates”), in each case in accordance with the provisions of the Warrant Agreement or the holder’s Warrant Certificate, as applicable, Buyer shall, or shall cause the Surviving Corporation to, deliver to such holder the applicable Warrant Consideration, in the manner and at the times set forth in Section 2.07(b) and Section 2.15.

(b)        Payment of the applicable Warrant Consideration shall be effected in the following manner:

(i)            If any holder of any Warrant exercises such Warrants, and surrenders such holder’s Warrant Certificate(s) and delivers any documents required in connection with such exercise by the applicable provisions of the Warrant Agreement or Warrant Certificate, as applicable, at the Effective Time, or thereafter but prior to the determination of Final Closing Working Capital, then such holder shall receive (A) payment of the applicable Initial Payment for such Warrants, if surrendered at the Effective Time, at the Closing or, if surrendered after the Effective Time, on the second Business Day after such surrender, and (B) payment of the applicable Final Payment for such Warrants no later than two Business Days following the determination of Final Working Capital pursuant to Section 2.14, in each case in immediately available funds by wire transfer to an account designated by such holder in writing at the time of surrendering such Warrant Certificate(s).

(ii)           If any holder of Warrants exercises such Warrants, and surrenders such holder’s Warrant Certificate(s) and delivers any documents required in connection with such exercise by the applicable provisions of the Warrant Agreement or Warrant Certificate, as applicable, after the determination of Final Closing Working Capital, then such holder shall be entitled to receive (A) payment of the applicable Final Payment for such Warrants on the second Business Day after such surrender in immediately available funds by wire transfer to an account designated by such holder in writing at the time of surrendering such Warrant Certificate(s) and other documents.

Section 2.08.  Options.  The Company shall take all actions necessary to provide that at the Effective Time, each Option shall be terminated and cancelled, and Buyer shall pay, or shall cause the Surviving Corporation to pay, each holder of any Outstanding Option the applicable Initial Payment for such Outstanding Option on or promptly after the Closing Date and the applicable Final Payment for such Outstanding Option promptly after the determination of Final Closing Working Capital, in each case in immediately available funds by wire transfer to an account designated by such holder in writing prior to the Effective Time.

Section 2.09.  Adjustments.  If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the applicable Share Consideration, the applicable Warrant Consideration and the applicable Option Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.10.  Withholding Rights.  The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.  If the Surviving Corporation so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Warrants or Options in respect of which the Surviving Corporation made such deduction and withholding.

Section 2.11.  Lost Share Certificates.   If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, the entry by such Person into an indemnification agreement in a form satisfactory to Buyer, or the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against the Surviving Corporation with respect to such Share Certificate, the Surviving Corporation will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable Share Consideration to be paid in respect of the Shares represented by such Share Certificate, as contemplated by this Article 2.

Section 2.12.  Escrow Account.  At the Closing, Buyer shall deliver $5,000,000 (the “Escrow Amount”) to the Escrow Agent to hold in escrow in a separate account (the “Escrow Account”) pursuant to and in accordance with the Escrow Agreement.  Pursuant to the Escrow Agreement, the amount remaining in the Escrow Account after payment of the amounts set forth in the Escrow Agreement (in accordance therewith) will promptly be released by the Escrow Agent from the Escrow Account and paid to the Payment Fund in accordance with the Escrow Agreement.

Section 2.13.  Estimate of Closing Working Capital.  No later than three (3) Business Days prior to the date on which the Closing is scheduled to occur, the Company shall furnish to Buyer a statement, prepared in reasonable detail, reflecting the Company’s good faith estimate of Closing Working Capital (the “Estimated Working Capital”).  The Estimated Working Capital shall include line items for current assets and current liabilities that are consistent with those shown on the Balance Sheet.  If such amount is equal to or greater than $5,000,000, then “Estimated Working Capital” shall be equal to $5,000,000.  If such amount is less than $5,000,000, the “Estimated Working Capital” shall be such amount.  If the Estimated Working Capital is less than $5,000,000, the Gross Equity Value shall be adjusted downward by the amount by which Estimated

Working Capital is less than $5,000,000.  At such time the Company shall also deliver to Buyer its estimated calculation of the Share Consideration, the Warrant Consideration and the Option Consideration and its calculations thereof.

Section 2.14.  Statement of Closing Working Capital.  (a)  As promptly as practicable, but no later than 60 days, after the Closing Date, the Surviving Corporation will cause to be prepared and delivered to the Stockholders’ Representative a Statement of Closing Working Capital (the “Statement of Closing Working Capital”) setting forth the Surviving Corporation’s calculation of Closing Working Capital.  The Statement of Closing Working Capital shall include line items for current assets and current liabilities that are consistent with those shown on the Balance Sheet.

(b)        If the Stockholders’ Representative disagrees with the Surviving Corporation’s calculation of Closing Working Capital delivered pursuant to Section 2.14(a), the Stockholders’ Representative may, within 60 days after delivery of the Statement of Closing Working Capital, deliver a notice to Buyer disagreeing with such calculation and specifying the Stockholders’ Representative’s calculation of Closing Working Capital and, in reasonable detail, the Stockholders’ Representative’s grounds for such disagreement.  Any such notice of disagreement shall specify those items or amounts as to which the Stockholders’ Representative disagrees, and the Stockholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Statement of Closing Working Capital.  If the Stockholders’ Representative fails to deliver such a written notice within such 60 day period, the Surviving Corporation’s calculation of Closing Working Capital shall be final and binding upon the parties.

(c)        If a notice of disagreement shall be duly delivered pursuant to Section 2.14(b), Buyer and the Stockholders’ Representative shall, during the 60 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the agreed amount of Closing Working Capital.  Any written agreement by Buyer and the Stockholders’ Representative resolving any disputed items or amounts during such period or any mutually agreed extension thereof shall be final and binding upon the parties.  If Buyer and the Stockholders’ Representative are unable to reach such agreement during such period, they shall promptly thereafter cause an independent firm of public accountants of nationally recognized standing (the “Independent Accountants”) reasonably satisfactory to the Stockholders’ Representative and Buyer (who shall not have any material relationship with the Stockholders’ Representative or Buyer) to promptly review the definition of Closing Working Capital and the disputed items or amounts for the purpose of calculating Closing Working Capital.  In making such calculation, the Independent Accountants shall consider only those items or amounts in the

Statement of Closing Working Capital as to which the Stockholders’ Representative has disagreed.  Such Independent Accountants shall deliver to Buyer and the Stockholders’ Representative, within 60 days of their engagement, if practicable, a report setting forth such calculation.  Such report shall be final and binding upon the parties.  The cost of such review and report shall be allocated to and paid by Buyer and the Stockholders’ Representative in the same proportion that the aggregate amount of the disputed items submitted to the independent accountants that are unsuccessfully disputed by such party (as finally determined by the Independent Accountants) bears to the total amount of such disputed items; provided that such fees and expenses of the Independent Accountants allocable to and payable by the Stockholders’ Representative may be paid by the Stockholders’ Representative from the Escrow Account to the extent that the funds available in the Escrow Account exceed the Shortfall Amount.

(d)        Buyer and the Stockholders’ Representative agree that they each will, and each agrees to cause the Independent Accountants to, and Buyer agrees to cause the Surviving Corporation and each Company Subsidiary to, cooperate and assist in the preparation of the Statement of Closing Working Capital and in the conduct of the audits and reviews referred to in this Section 2.14, including making available to the extent necessary books, records, work papers and personnel.

Section 2.15.  Adjustment of Share Consideration, Warrant Consideration and Option Consideration.  (a)  If Final Closing Working Capital is less than Estimated Working Capital, then the Share Consideration shall be reduced by the difference between Estimated Working Capital and Final Closing Working Capital (the amount of such difference being referred to as the “Shortfall Amount”) divided by the Full Dilution Number and the Warrant Consideration and Option Consideration shall be adjusted accordingly (in accordance with the definitions thereof).

(b)        If Final Closing Working Capital is greater than Estimated Working Capital, then the Share Consideration shall be increased by the difference between Estimated Working Capital and the lesser of $5,000,000 and Final Closing Working Capital (the amount of such difference being referred to as the “Excess Amount”) divided by the Full Dilution Number and the Warrant Consideration and the Option Consideration shall be adjusted accordingly (in accordance with the definitions thereof).  No later than 5 (five) Business Days following a determination pursuant to Section 2.14, Buyer shall deposit into the Payment Fund by wire transfer of immediately available funds an amount equal to the Excess Amount.

(c)        To the extent funds are available in the Escrow Account, the Shortfall Amount shall be paid to Buyer from the Escrow Account in accordance with the Escrow Agreement.  If for any reason the funds in the Escrow Account are inadequate to pay the Shortfall Amount, each Holder shall be severally liable for any amounts paid to such Holder in respect of any Securities in excess of the applicable Share Consideration, Option Consideration or Warrant Consideration, as the case may be, as finally adjusted pursuant to this Section 2.15.

(d)        Buyer and the Stockholders’ Representative each agree to instruct the Escrow Agent to make disbursements from the Escrow Account consistent with the provisions of Section 2.12 and this Section 2.15.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedule corresponding to the applicable Section below (or in any other Schedule if its relevance to the applicable Section below is reasonably apparent to Buyer based upon the disclosure on the Schedule), the Company represents and warrants to Buyer as of the date hereof that:

Section 3.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have a Material Adverse Effect.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate with other similar failures, reasonably be expected to have a Material Adverse Effect.

Section 3.02.  Corporate Authorization.  (a)  The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement and consummation of the transactions contemplated hereby and thereby are within its corporate powers.  The performance of the obligations under this Agreement and each other Transaction Agreement required to be performed by the Company prior to the Effective Time has been, and, assuming receipt of requisite approval of the Company’s stockholders, the Merger and the performance of the obligations under this Agreement and each other Transaction Agreement required to be performed by the Company at the Effective Time and thereafter, will have been at the Effective Time, duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger.  The

Merger does not require the consent of the holders of the Options or the holders of the Warrants.  This Agreement and each other Transaction Agreement constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)        The Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved to recommend approval and adoption of this Agreement by the Company’s stockholders.

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act or any other applicable securities laws and (iv) any such action or filing as to which the failure to make or obtain would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or to prevent, impair or materially delay the ability of the Company or any Company Subsidiary to consummate the transactions contemplated by this Agreement.

Section 3.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) assuming receipt of requisite approval of the Company’s stockholders, violate the certificate of incorporation, bylaws or similar organizational documents of the Company or any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate in any material respect any Applicable Law, rule, regulation, judgment, injunction, order or decree, (iii) except as disclosed in Schedule 3.04, require any consent or other material action by any Person (including any holder of Options or Warrants) under, constitute a default or breach under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of the Company or any Company

Subsidiary or to a loss of any material benefit to which the Company or any Company Subsidiary is entitled under any provision of any agreement or other instrument binding upon the Company or any Company Subsidiary or any license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of the Company or the Company Subsidiaries or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of the Company or any Company Subsidiary, in the case of each of clause (ii) to (iv), that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.05.  Capitalization.  (a)  The authorized capital stock of the Company consists of 50,000,000 Shares, of which 35,782,467 Shares are outstanding as of the date hereof.  As of the date hereof, (i) the Warrants represent the right to purchase an aggregate of 1,441,545 Shares at an exercise price of $0.01 per Share, (ii) the Options represent the right to purchase an aggregate of 3,575,000 Shares and (iii) the Company has also issued warrants to purchase an aggregate of 1,260,629 Shares at an exercise price of $30.00 per Share.

(b)        All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.  Except as described in Section 3.05(a) and changes after the date hereof resulting from the issuance of Options after the date hereof, or the exercise of any Warrants or Options, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”), (iv) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities, (v) voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company or giving any Person any rights with respect to any future issuance of securities by the Company, (vi) stock appreciation rights or phantom stock rights with respect to the Company or any of its capital stock, or (vii) contractual obligations or commitments to which the Company is a party of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company.  Since December 31, 1999 there has not been an ownership change within the meaning of Code section 382(g) with respect to the Company.

(c)        Stock Options.  Schedule 3.05(c) contains a true and complete list of each Option holder as of the date hereof together with the number of Shares issuable upon exercise of such Option holder’s Options and the number of options vested as of March 31, 2007.  Each Option has an exercise price of $10.  At the Effective Time, the Options, the Warrants referred to in Section 3.05(a)(i) and the warrants referred to in Section 3.05(a)(iii) will constitute all of the outstanding options, warrants or other rights to acquire any shares of capital stock of the Company.

(d)           Except for the Krakoff Payment, there are no amounts due or payable to Robert Krakoff or his estate in connection with the Merger or any other transactions contemplated by this Agreement.

Section 3.06.  Ownership of Shares.  As of the date hereof, the outstanding Shares are owned of record and beneficially by the holders, and in the respective amounts, set forth in Schedule 3.06.

Section 3.07.  Company Subsidiaries.  (a)  Except as disclosed in Schedule 3.07(a), each Company Subsidiary is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be, individually or in the aggregate, material to such Company Subsidiary.  All Company Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 3.07(a).  The Company has made available to the Buyer in Section 1 of the Data Site true and complete copies of the certificate of incorporation and bylaws, or other organizational documents, of each Company Subsidiary as currently in effect.

(b)        Schedule 3.07(b) lists for each Company Subsidiary the shares of capital stock (or other ownership interests) of such Company Subsidiary that are authorized, the shares of capital stock (or other ownership interests) of such Company Subsidiary that are issued and outstanding and the Person owning such issued and outstanding shares (or other ownership interests).  Except as disclosed in Schedule 3.07(b), all issued and outstanding shares of capital stock of the corporate Company Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Persons listed in Schedule 3.07(b), free and clear of all Liens, other than Permitted Liens.  Except as disclosed in Schedule 3.07(b), there are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Company Subsidiary, (ii) options, warrants or other rights to acquire from the Company or any Company Subsidiary, or other obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Company Subsidiary (the items in clauses 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the “Company Subsidiary Securities”), (iii) obligations of the Company or any

Company Subsidiary to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, (iv) voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Company Subsidiary or giving any Person any rights with respect to any future issuance of securities by any Company Subsidiary, (v) stock appreciation rights or phantom stock rights with respect to any Company Subsidiary or any of its capital stock, or (vi) contractual obligations or commitments to which any Company Subsidiary is a party of any character restricting the right to vote or transfer of, or requiring the registration for sale of, any shares of capital stock of any Company Subsidiary.

(c)        Other than ownership interests that are not material in value to, and do not impose any obligation on, the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or ownership interests in, any other Person, and neither the Company nor any Company Subsidiary has any rights to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly any capital stock or other equity or ownership interests or to make any investment in, or contribution or advance to, any Person.

Section 3.08.  Financial Statements.  The unaudited consolidated balance sheet as of December 31, 2006 and the related unaudited consolidated statements of income and cash flows for the year ended December 31, 2006 of the Company and the Company Subsidiaries, included on Schedule 3.08, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiaries as of December 31, 2006 and their consolidated results of operations and cash flows for the year then ended, except as disclosed in Schedule 3.08 (the “Unaudited Financial Statements”).  The Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide assurance that (i) material transactions are executed with general or specific authorization and (ii) all material transactions are recorded as are required to permit the preparation of the financial statements of the Company and the Company Subsidiaries in accordance with GAAP applied on a consistent basis and to maintain accountability for all such transactions.

Section 3.09.  Absence of Certain Changes.   Except as disclosed in Schedule 3.09 or as permitted by Section 6.01, since December 31, 2006, the businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course consistent with past practices and there has not been:

(a)        any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)        any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of the Company or any Company Subsidiary;

(c)        any amendment of any material term of any outstanding security issued by the Company or any Company Subsidiary;

(d)        any incurrence, issuance, assumption or guarantee by the Company or any Company Subsidiary of any Indebtedness other than in the ordinary course of business;

(e)        any making by the Company or any Company Subsidiary of any loan, advance or capital contribution to or investment in any Person other than (i) loans and advances made in the ordinary course of business and (ii) capital contributions to or investments in any Company Subsidiary;

(f)         any acquisition or disposition of material assets by the Company or any Company Subsidiary, other than in the ordinary course of business;

(g)        any material change in the Company’s or any Company Subsidiary’s sales or marketing practices relating to entering into multi-year agreements;

(h)        any consummation by the Company or any Company Subsidiary of any acquisition or divestiture of any business or entity from or to any Person other than the Company or any Company Subsidiary, or any merger, consolidation, business, combination, recapitalization or similar transaction, other than any such transaction involving Company Subsidiaries and no other Person;

(i)         any change in any method of accounting or accounting principles or practice by the Company or any Company Subsidiary except for any such change required by reason of a concurrent change in GAAP;

(j)         any material Tax election made or changed, any annual Tax accounting period changed, any amended material Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered;

(k)        any material damage, destruction or casualty loss, whether or not covered by insurance affecting the business or assets of the Company and/or any Company Subsidiaries;

(l)         any waiver, cancellation, prepayment, settlement, compromise or other provision for a complete or partial discharge in advance of any scheduled payment date by the Company or any Company Subsidiary of a material right or of debt owed to it;

(m)       any creation or other incurrence by the Company or any Company Subsidiary of any Lien on any material asset, other than Permitted Liens;

(n)        except for or pursuant to any arrangement comprised in the Loggia Agreements, any (i) increase in the compensation payable or paid, whether conditionally or otherwise, to any employee, consultant or officer earning base salary in excess of $200,000 per annum or any director, other than any such increase in the ordinary course of business consistent with past practice or (ii) grant of any change in control severance or change in control termination payment to any director, officer or employee of the Company or any Company Subsidiary;

(o)        any adoption, amendment, modification or termination of any bonus, profit-sharing, incentive, deferred compensation, equity option, equity purchase, pension, retirement, fringe benefit, severance or other plan, contract or commitment for the benefit of any director, officer or management employee of the Company or any Company Subsidiary (or any such action with respect to any other Employee Plan), other than in the ordinary course of business consistent with past practice;

(p)        any waiver of any material rights of the Company or any Company Subsidiary under, or any permitting or providing for the acceleration of vesting or payment under, any provision of any Employee Plan other than in the ordinary course of business; or

(q)        if applicable, any agreement, whether oral or written, by the Company or any Company Subsidiary to do any of the foregoing.

Section 3.10.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a)        liabilities and obligations provided for in the Balance Sheet or disclosed in the notes thereto;

(b)        liabilities disclosed on Schedule 3.10 or any other Schedule to this Agreement;

(c)        liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date consistent with past practice;

(d)        other liabilities and obligations not exceeding $250,000 in the aggregate;

(e)        liabilities and obligations under (i) material contracts disclosed in Schedule 3.11(a) or as made available in accordance with Section 3.19, (ii) other agreements to which the Company or any Company Subsidiary is a party that were entered into in the ordinary course and (iii) Employee Plans; and

(f)         obligations to comply with Applicable Law.

Section 3.11.  Material Contracts.  (a)  Except as disclosed in Schedule 3.11(a) or as made available in accordance with Section 3.19, neither the Company nor any Company Subsidiary is a party to or bound by:

(i)            any lease or sublease (whether of real or personal property) providing for annual rentals of $500,000 or more;

(ii)           any agreement (other than individual purchase orders, work orders and similar instruments) for the purchase by the Company or any Company Subsidiary of materials, supplies, goods, services, equipment or other assets requiring annual payments of $500,000 or more;

(iii)          any individual purchase orders, work orders and similar instruments providing for the purchase by the Company or any Company Subsidiary of materials, supplies, goods, services, equipment or other assets requiring annual payments of $1,000,000 or more;

(iv)          any partnership, limited liability company, joint venture, or other similar material agreement or arrangement;

(v)           any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) that has been executed subsequent to December 31, 2006;

(vi)          any agreement relating to Indebtedness (other than intra-company borrowings) or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $500,000 or (B) entered into subsequent to the date of this Agreement as permitted by Section 3.09(d) and Section 6.01;

(vii)         any material agreement that prohibits the Company or any Company Subsidiary from competing in any line of business or with any Person or in any geographical area in the United States or material geographic area outside the United States;

(viii)        any material agreement for the licensing of facilities or space for the purpose of holding trade or consumer exhibitions;  or

(ix)           any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Company Subsidiaries, taken as a whole.

(b)        Except as disclosed in Schedule 3.11(b), each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material breach or material default thereunder.  True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment (including all material modifications and amendments thereto) have been made available to Buyer.  To the Actual Knowledge of the Company, with respect to each contract listed in Schedule 3.11(a), no party has repudiated or has threatened to repudiate any provision of thereof.  Since December 31, 2006, to the Actual Knowledge of the Company, neither the Company nor any Company Subsidiary has performed any act, the occurrence of which would result in the Company’s or any Company Subsidiary’s loss of any material right granted under any contract listed in Schedule 3.11(a).

Section 3.12.  Litigation.  Except as disclosed in Schedule 3.12, there is no action, suit, investigation, arbitration or proceeding pending against the Company, any Company Subsidiary, any present or former officer, director or employee of the Company or any Company Subsidiary in their capacity as such or any of their respective properties before any Government Authority.  Except as disclosed in Schedule 3.12, to the Knowledge of the Company, there is no action, suit, investigation, arbitration or proceeding threatened in writing against the Company any Company Subsidiary, any present or former officer, director or employee of the Company or any Company Subsidiary in their capacity as such or any of their respective properties before any Government Authority that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.  There is no action, suit, investigation, arbitration or proceeding pending or, to the Knowledge of the Company, threatened against, the Company or any

Company Subsidiary or to which the Company or any Company Subsidiary is otherwise a party relating to this Agreement, the Merger or the other Transaction Agreements or the transactions contemplated hereby or thereby.  Except as disclosed in Schedule 3.12, there is no action, suit, investigation, arbitration or proceeding by the Company or any Company Subsidiary currently pending or which the Company or any Company Subsidiary intends to initiate before any Government Authority that would reasonably be expected to be material to the Company or such Company Subsidiary.

Section 3.13.  Compliance with Laws and Court Orders.  Except as disclosed in Schedule 3.13, neither the Company nor any Company Subsidiary is in violation of any Applicable Law, rule, regulation, judgment, injunction, order or decree, except for violations thereof that in the aggregate would reasonably be expected to result in liability to the Company and Company Subsidiaries of $250,000 or less.

Section 3.14.  Properties.  The Company and the Company Subsidiaries have good title to, or in the case of leased or subleased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices and immaterial failures to have such good title or valid leasehold interests that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.  Schedule 3.14 sets forth the real property owned, leased or subleased by the Company and any Company Subsidiary.  None of such property or assets is subject to any Lien, except:

(a)        Liens and other matters described in or by reference in Schedule 3.14;

(b)        Liens disclosed on the Balance Sheet or in the notes thereto or securing liabilities reflected on the Balance Sheet or in the notes thereto;

(c)        Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;

(d)        mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith;

(e)        in the case of leased properties and assets, Liens and other matters affecting the lessors’ interests in such properties and assets; and

(f)         other Liens that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole (paragraphs (a)- (f) of this Section 3.14 are, collectively, the “Permitted Liens”).

Section 3.15.  Intellectual Property.  (a) Schedule 3.15(a)(i) sets forth an accurate and complete list of all material Trademarks included in the Company Owned Intellectual Property which have been registered or issued anywhere in the world.  Except as set forth on Schedule 3.15(a)(ii), since January 1, 2000, the Company or a Company Subsidiary has registered (x) copyrights of all of its material United States publications and (y) all of its material Internet domain names and such registrations have not been transferred, conveyed or assigned to any third party.  Each registration, filing and/or issuance included in the Company Owned Intellectual Property (i) has not been abandoned, canceled or the subject of any third party challenge or proceeding, (ii) has been maintained effective by all requisite filings, renewals and payments, and (iii) remains in full force and effect as of the Closing Date, except as would not individually or in the aggregate have a Material Adverse Effect.  Neither the Company nor any Company subsidiary is the owner of an issued or pending patent or patent application.

(b)        Except as set forth on Schedule 3.15(b), the Company or a Company Subsidiary is the owner of, or has the right to use, all Company Intellectual Property, as is necessary in connection with the businesses of the Company or any Company Subsidiary as currently conducted, free and clear of all Liens, except as would not individually or in the aggregate have a Material Adverse Effect.

(c)        To the Knowledge of the Company, the operation of the businesses of the Company and the Company Subsidiaries and the use of the Company Intellectual Property in connection therewith does not infringe, misappropriate or otherwise violate any Intellectual Property rights of third parties, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  Except as set forth on Schedule 3.15(c) and except as would not individually or in the aggregate have a Material Adverse Effect, neither the Company nor any Company Subsidiary has received a written notice from any other Person (i) challenging its use or ownership of any Company Intellectual Property or the validity or enforceability thereof, or (ii) alleging that the operation of the businesses of the Company or any Company Subsidiary infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person, and to the Knowledge of the Company, there is no claim, action, suit, investigation, arbitration or proceeding pending, or threatened, against the Company or any Company Subsidiary relating to the foregoing.

(d)        To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any rights of the Company or any

Company Subsidiary with respect to the Company Intellectual Property, except as would not individually or in the aggregate have a Material Adverse Effect.  Since January 1, 2004, the Company has not made any claim of a violation, infringement, misuse or misappropriation by any Person (including any current or former employee, agent, consultant or contractor of the Company) of any Company Intellectual Property, except as would not individually or in the aggregate have a Material Adverse Effect.

(e)        No Company Owned Intellectual Property is subject to any outstanding judgment, injunction, order or decree.

(f)         The Company and each Company Subsidiary has taken commercially reasonable measures to maintain, preserve and protect the proprietary nature of the material Company Intellectual Property.

(g)        Except as would not individually or in the aggregate have a Material Adverse Effect, the Company’s and each Company Subsidiaries’ practices are in compliance with (i) their current privacy policy, (ii) their customers’ or any other Person’s privacy policies, when required to do so by contract and (iii) all Applicable Laws.  Neither the Company nor any Company Subsidiary has received a notice of noncompliance relating to any of the foregoing, except as would not individually or in the aggregate have a Material Adverse Effect.

(h)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall impair or alter any of the Company’s or the Company Subsidiaries’ rights in any Company Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.16.  Insurance Coverage.  Schedule 3.16 sets forth a list, and the Company has made available to Buyer in Section 10 of the Data Site or provided to the Buyer’s insurance brokers a copy, of all currently effective material insurance policies, insurance binders and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Company Subsidiaries.  Except as set forth in Schedule 3.16, there are no material claims by the Company or any Company Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  Such insurance policies are in full force and effect and, to the Knowledge of the Company, all premiums with respect thereto have been paid to the extent due.  To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any written notice of cancellation or repudiation with respect to any such policy other than in connection with scheduled expirations.

Section 3.17.  Finders’ Fees.  Except for Credit Suisse Securities (USA) LLC, whose fees are included in the Company Transaction Expenses, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.18.  Tax.  Except as set forth in the Balance Sheet (including the notes thereto) or on Schedule 3.18:

(a)        all Tax returns, statements, reports and forms (collectively, the “Returns”) that are material and required to be filed with any Taxing Authority on or before the Closing Date by, or with respect to, the Company or any Company Subsidiary have been, or will be, timely filed at or before the Effective Time;

(b)        the Company and the Company Subsidiaries have timely paid all Taxes shown as due and payable on the Returns that have been filed;

(c)        the Returns that have been filed are, and all Returns that are required to be filed on or before the Closing Date shall be, true, correct and complete in all material respects;

(d)        the charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected on the books of the Company and the Company Subsidiaries are adequate in accordance with GAAP to cover Tax liabilities accruing through the end of the last period for which the Company and the Company Subsidiaries ordinarily record items on their respective books;

(e)        there is no action, suit, proceeding, investigation, audit or claim now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax;

(f)         neither the Company nor any Company Subsidiary has received written notice that it has not filed a material Tax return or paid material Taxes required to be filed or paid;

(g)        neither the Company nor any Company Subsidiary is required, or has been required to make any adjustment pursuant to Code section 481(a) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, there is no application pending with any governmental entity requesting permission for any change in any of its accounting methods for Tax purposes, and, to the Company’s Knowledge, no governmental entity has proposed any such adjustment or change in accounting method;

(h)           neither the Company nor any Company Subsidiary is a party to any agreement that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, other than within the Company’s affiliated group;

(i)            during the six-year period ending on the date hereof, neither the Company nor any Company Subsidiary distributed stock of another Person, or had its stock distributed by another Person, in a transaction that purported or was intended to be governed in whole or in part by Code section 355;

(j)            neither the Company nor any Company Subsidiary has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income tax return, other than the consolidated group of which the Company is the common parent, or has any liability for the Taxes of any Person (other than the Company and any Subsidiary if the Company) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by agreement, or otherwise;

(k)           no excess loss account (within the meaning of Treasury Regulations section 1.1502-19) exists with respect to any Company Subsidiary;

(l)            neither the Company nor any Company Subsidiary has any deferred gain or loss (within the meaning of Treasury Regulations section 1.1502-14)(A) arising from a deferred intercompany transaction or (B) with respect to the stock or obligations of any other member of the Company’s affiliated group.

(k)           during the five-year period ending on the date hereof, neither the Company nor any Company Subsidiary has participated in a “reportable transaction” as described in Treasury Regulations section 1.6011-4;

(l)            the shares of the Company do not constitute a United States real property interest within the meaning of Code section 897;

(n)           there is no outstanding power of attorney of the Company or any Company Subsidiary with respect to Taxes; and

(o)           neither the Company nor any Company Subsidiary will be required to include in income for a period following the Closing an amount arising in a pre-Closing period, because of the use of the cash, installment, completed contract, long-term contract or other method of accounting and that permits the deferral of income.

Section 3.19.  Employee Plans.  (a)  Schedule 3.19(a) contains a correct and complete list identifying each Employee Plan.  The Company has made available to Buyer in Section 7 of the Data Site:  (i) complete copies of each Employee Plan and all amendments thereto, (ii) the most recent annual report (Form Series 5500), if applicable, prepared in connection therewith, (iii) the most recent summary plan description, if any, required under ERISA with respect to each Employee Plan and (iv) all material written contracts, instruments or agreements relating to each Employee Plan, including, if applicable, administrative service agreements and group insurance contracts.

(b)        None of the Company, any ERISA Affiliate or any of their respective predecessors sponsors, maintains or contributes to, has in the past six years sponsored, maintained or contributed to or been required to contribute to, or directly or indirectly, has any liability with respect to any Employee Plan that is a defined benefit arrangement (other than any such arrangement mandated by Applicable Law), whether or not subject to Title IV of ERISA.

(c)        None of the Company, any ERISA Affiliate or any of their respective predecessors contributes to, has in the past six years contributed to or been required to contribute to, or directly or indirectly, has any liability with respect to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(d)        Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably cause such determination letter to be revoked or not be reissued.  The Company has made available to Buyer in Section 7.9.1 of the Data Site copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  Each Employee Plan complies in all material respects in form and has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan.  To the Knowledge of the Company, no events have occurred with respect to any Employee Plan that have subjected or could subject the Company or any Company Subsidiary to any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code or to a material penalty under Section 502 of ERISA.

(e)        Except as disclosed in Schedule 3.19(e), neither the Company nor any Company Subsidiary has any current or projected liability in respect of post-employment or retirement health or life insurance benefits for former or current employees of the Company or any Company Subsidiary, except as required of it to avoid excise tax under Section 4980B of the Code.

(f)         Except as disclosed in Schedule 3.18, no Employee Plan presently is under audit or investigation by the Internal Revenue Service, the Department of Labor or other Governmental Authority.

(g)        Except to the extent reflected as a liability on the Balance Sheet, the Company has no outstanding obligations with respect to contributions and premium payments, if any, required under any Employee Plan.

(h)        There is no pending or, to the Knowledge of the Company, threatened material claim relating to any Employee Plan, other than routine claims for benefits provided for under such Employee Plan.

(i)         Except as disclosed in Schedule 3.19(i), the execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Employee Plan that will result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any current or former employee, consultant, agent or director of the Company or any Company Subsidiary.  Except as disclosed in Schedule 3.19(i), no amount could be received (whether in cash or property or the vesting of property) by any employee, officer, director or other service provided or stockholder of the Company or a Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1), which could result in a nondeductible expense pursuant to Section 280G of the Code to the Company or any Company Subsidiary or an excise tax pursuant to Section 4999 of the Code to the recipient of any such amount.  No Employee Plan or other agreement provides Joseph Loggia, Eric Lisman or Ward Hewins with any amount of additional compensation if such individual is provided amounts subject to excise or additional taxes imposed under Sections 409A or 4999 of the Code.

(j)         Neither the Company nor any ERISA Affiliate has any unfunded liabilities pursuant to any Employee Plan which is not intended to be qualified under Section 401(a) of the Code but which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) or is not subject to ERISA but constitutes a nonqualified deferred compensation plan or an excess benefit plan.

(k)        The Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract.  To the Knowledge of the Company, no petition has been filed or proceeding instituted by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative.  There are no actual, pending, or to the Knowledge of the Company, threatened organizing activities by or on behalf of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent, with respect to any employees of the Company.

(l)            Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) any individual who performs services for the Company or any Company Subsidiary and who is not treated as an employee for federal income tax purposes by the Company or any Company Subsidiary is not an employee under applicable law for any purpose, including for tax withholding purposes or Employee Plan purposes, (ii) the Company and each Company Subsidiary has withheld and paid over to the appropriate taxing authority all amounts that it was required to withhold from employees and others, (iii) neither the Company nor any Company Subsidiary has any liability by reason of an individual who performs or performed services for the Company or any Company Subsidiary in any capacity being improperly excluded from participating in an Employee Plan, and (iv) each of the employees of the Company or any Company Subsidiary has been properly classified by the Company or any Company Subsidiary as “exempt” or “non-exempt” under applicable law.

Section 3.20.  Environmental Matters.  (a)  Except as disclosed in Schedule 3.20 and except as to matters that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole:

(i)            no written notice, request for information, order, claim, complaint, fine or penalty has been received by the Company or any Company Subsidiary, and there are no judicial, administrative or other actions, suits, investigations, arbitrations, claims or proceedings pending against or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, which allege a violation of or non-compliance with or liability under any Environmental Law;

(ii)           the Company and each Company Subsidiary have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and neither the Company nor any Company Subsidiary is or has been in non-compliance with the terms of such permits or any applicable Environmental Law;

(iii)          no property currently or, to the Knowledge of the Company, formerly, owned or leased by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company, is proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal or state list of sites requiring investigation or clean-up; and

(iv)          except as would not be required to be investigated, remediated, monitored or would not require other corrective action under any Environmental Law, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under or from any property now or previously owned or leased by the Company or any Company Subsidiary.

(b)        None of the real property located within the State of New Jersey falls within the definition of an “industrial establishment” as defined under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., which Act does not apply to the transactions contemplated by this Agreement;

(c)        To the Knowledge of the Company, the Company has made available to Buyer or its advisors all written environmental assessments, audits, studies and investigations in the custody or possession of the Company and any Company Subsidiary concerning the real property currently owned or leased by the Company or any Company Subsidiary; and

(d)        No representation or warranty is made in respect of environmental matters or Hazardous Substances in any section of this Agreement other than this Section 3.20.

(e)        Neither the Company nor any Company Subsidiary has assumed, provided an indemnity with respect to, or has otherwise become subject to, any environmental liability of any other Person.

(f)         None of the matters disclosed on Schedule 3.20, individually or in the aggregate, would be reasonably likely to result in material liability to the Company and the Company Subsidiaries, taken as a whole.

Section 3.21.  Circulation.  Except as disclosed in Schedule 3.21, since December 31, 2005 (a) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has submitted to or filed with the United States Postal Service any materially inaccurate circulation report or other statement or report relating to the circulation of any publication or other periodical published by or on behalf of the Company or any Company Subsidiary and (b) to the Actual Knowledge of the Company, neither the Company nor any Company Subsidiary has submitted to or filed with any other Person any materially inaccurate circulation report or other printed marketing materials that are materially inaccurate in describing the circulation of any publication or other periodical published by or on behalf of the Company or Company Subsidiaries.  During the five year period ending on the date hereof, the circulation reports for each publication of the Company and Company Subsidiaries that have been audited by Audit Bureau of Circulations or BPA Worldwide fairly present in all material respects the circulation of such publications as of the time periods indicated thereon.

Section 3.22.  Transactions with Affiliates and Employees.   Except as disclosed in Schedule 3.22, (i) to the Knowledge of the Company, no officer or director of the Company or any Company Subsidiary, (ii) no DLJ Entity or any other Stockholder and (iii) to the Actual Knowledge of the Company, any Person generally known to be an Affiliate, officer or director of any DLJ Entity is presently a party to any agreement or transaction with the Company or any Company Subsidiary providing for the furnishing of services to or by or a license to or from, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person, other than, in the case of any Person generally known to be an Affiliate of any DLJ Entity, in transactions entered into on an arms’ length basis.

Section 3.23.  Certain Payments.  During the past five (5) years, to the Company’s Knowledge, neither the Company, nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other Person acting on behalf of any such Person has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act or any other similar Applicable Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated, or operated not in compliance with, any export restrictions, anti-boycott regulations or embargo regulations.

Section 3.24.  Change of Control Bonus Payments.  Schedule 3.24 sets forth a true and complete copy of the Bonus Resolutions.  Except as set forth on Schedule 3.24 and except for payments under the Loggia Agreements or in respect of Options hereunder, no amounts are due to any employee, director or consultant of the Company or any Company Subsidiary as a result of the entry into this Agreement or the consummation of any transaction contemplated this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF DLJMB

DLJMB, solely in its capacity as the Stockholders’ Representative, represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 4.01.  Authorization.  The execution, delivery and performance by DLJMB of this Agreement and the Escrow Agreement are within DLJMB’s corporate powers and have, to the extent applicable, been duly authorized by all necessary corporate action on the part of DLJMB.  This Agreement and the Escrow Agreement each constitutes a valid and binding agreement of DLJMB.

Section 4.02.  Non-contravention.  The execution, delivery and performance by DLJMB of this Agreement and the Escrow Agreement do not and will not (i) violate the certificate of incorporation or bylaws of DLJMB or (ii) require any consent that has not been given or other action that has not been taken by any Person under any instrument binding upon DLJMB.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERCO

Buyer and MergerCo jointly and severally represent and warrant to the Company, the Holders and the Stockholders’ Representative as of the date hereof that:

Section 5.01.  Existence and Power.  Each of Buyer and MergerCo is a corporation duly incorporated and each is validly existing and in good standing under the laws of the State of Delaware, and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 5.02.  Authorization.  The execution, delivery and performance by Buyer and MergerCo of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and MergerCo, and have been duly authorized by all necessary action on the part of Buyer and MergerCo.  This Agreement and the other Transaction Agreements each constitutes a valid and binding agreement of Buyer and MergerCo, enforceable against Buyer and MergerCo in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Buyer and MergerCo of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act or any other applicable securities laws and (iv) any such action or filing as to which the failure to make or obtain would not reasonably be expected to prevent, impair or materially delay the ability of the Buyer or MergerCo to consummate the transactions contemplated by this Agreement.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Buyer and MergerCo of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or MergerCo, (ii) assuming compliance with the matters referred to in Section 5.03, violate in any material respect any Applicable Law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent that has not been given or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer or MergerCo or to a loss of any material benefit to which Buyer or MergerCo is entitled under any provision of any agreement or other instrument binding upon Buyer or MergerCo or (iv) result in the creation or imposition of any material Lien on any asset of Buyer or MergerCo.

Section 5.05.  Financing.   Schedule 5.05 contains copies of the following commitment letters, which Buyer and MergerCo have delivered to the Company and the Stockholders’ Representative:  (i) letters dated March 28, 2007 (the “Equity Commitment Letters”) from VSS Communications Partners IV, L.P., VSS Communications Parallel Partners IV, L.P. and VSS Communications Parallel II Partners IV, L.P. (collectively the “VSS Funds”) and Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P., New York Life Capital Partners III, L.P., New York Life Capital Partners III-A, L.P. evidencing their commitment to subscribe for and purchase equity interests in the parent company of Buyer for an aggregate subscription price of $345,000,000 in cash, subject to the terms and conditions thereof (the “Equity Investment”) and (ii) a letter dated March 28, 2007 from Credit Suisse Securities (USA) LLC and Barclays Capital (and any other agreements or arrangements among the parties thereto, the “Debt Commitment Letter” and, collectively with the Equity Commitment Letters, the “Financing Commitments”) evidencing their commitment, subject to the terms and conditions thereof, to provide up to $835,000,000 to MergerCo pursuant to a $515 million senior secured term loan facility, a $75 million senior secured revolving credit facility and a $245 million senior secured second lien term facility and to provide to Buyer a $75 million senior unsecured mezzanine facility, in each case as described therein.  The cash proceeds of the Financing Commitments shall be used to make the payments required by Article 2 and all other amounts to be paid by Buyer, MergerCo or the Surviving Corporation hereunder, including the consummation of the Tender Offer and the payment of all Company Transaction Expenses, and to provide working capital to the Surviving Corporation.  Each of the Financing Commitments, in the form so delivered, is a legal valid and binding obligation of Buyer and MergerCo and, to the knowledge of Buyer or MergerCo, the other parties thereto, and no Financing Commitment has been amended or modified in any respect.  The Equity Commitment Letters of the VSS Funds are legal and valid obligations of each VSS Fund.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer, MergerCo or any VSS Fund and to the knowledge of Buyer or MergerCo, any other parties thereto, under the Financing Commitments.  Subject to their terms and conditions, the financing contemplated by the Financing Commitments (the “Financing”), when funded in accordance with the Financing Commitments, will provide Buyer, MergerCo and the Surviving Corporation with financing at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement.

Section 5.06.  Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer or MergerCo before any Governmental Authority in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 5.07.  Finders’ Fees.  Except for Veronis Suhler Stevenson LLC, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or MergerCo who might be entitled to any fee or commission from any Stockholder, the Company or any of their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.08.  Inspections; No Other Representations.  Buyer is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and purchase of companies such as the Company and the Company Subsidiaries as contemplated hereunder.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary.  Buyer agrees to accept the Company and the Company Subsidiaries in the condition they are in at the Effective Time based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Company or any other person, except as expressly set forth in this Agreement.  Without limiting the generality of the foregoing, Buyer acknowledges that neither the Company nor any Stockholder has made or makes any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Company Subsidiaries or the future business and operations of the Company and the Company Subsidiaries or any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or the Company Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement.  The agreements, acknowledgements and representations made by Buyer pursuant to this Section are made for and on behalf of itself and MergerCo.

ARTICLE 6
COVENANTS OF THE COMPANY

Section 6.01.  Conduct of the Company.  From the date hereof until the Effective Time, except as disclosed in Schedule 6.01, the Company agrees to conduct its and the Company Subsidiaries’ businesses in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees and to continue to make capital expenditures consistent with, and as and when contemplated by, the Company’s capital expenditure approval process in conjunction with the Company’s 2007 Budget.  Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as disclosed in Schedule 6.01 or with the prior written consent of Buyer, such consent not to be unreasonably withheld, denied or delayed, the Company will not, and will not permit any Company Subsidiary to:

(a)        adopt or propose any change in the certificate of incorporation, bylaws or similar organizational documents of the Company or any Company Subsidiary or amend any Warrant or Option;

(b)        declare, set aside or pay any dividend or other distribution with respect to the capital stock of the Company or any Company Subsidiary (other than any such dividend or distribution (i) paid or made by a Company Subsidiary to the Company or any other Company Subsidiary, or (ii) paid or made prior to the close of business on the Business Day immediately preceding the Closing Date);

(c)        transfer, issue, sell or dispose of any shares of capital stock or other equity securities of the Company or any Company Subsidiary (other than issuances of Shares upon exercise of any Warrants or Options), or repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company or the Company Subsidiaries (other than repurchases made in connection with the termination of employment of employees of the Company or any Company Subsidiaries);

(d)        incur any Indebtedness of any kind that cannot be repaid in full at Closing;

(e)        create or incur any Lien on any material asset other than Permitted Liens;

(f)         make or obtain any, capital contribution, advance, loan or other extension of credit to or from, or make any guaranty for the benefit of, or make any investment in, any Person except (i) pursuant to existing commitments or obligations under, or otherwise in accordance with, any Employee Plan or (ii) otherwise in the ordinary course consistent with past practice;

(g)        acquire any material assets of any other Person, other than in the ordinary course of business;

(h)        merge or consolidate with any other Person or acquire a material amount of stock of any other Person or effect any business combination, recapitalization or similar transaction;

(i)         sell, lease, license or otherwise dispose of any material assets or property other than in the ordinary course of operating the business consistent with past practice;

(j)         except as may be required by Applicable Law or by Employee Plans or contractual obligations existing as of the date hereof and disclosed to Buyer and except for or pursuant to any arrangement comprised in the Loggia Agreements, (i) put into place any new severance or termination pay policies for (or amend any existing arrangement with) any director, officer or other employee of the Company or any Company Subsidiary, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Company Subsidiary, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any Company Subsidiary or

(v) increase the compensation, bonus or other benefits payable to any director, officer or employee of the Company or any Company Subsidiary (other than in connection with promotions of employees to positions having an annual base salary of less than $150,000);

(k)        grant any material discounts or any other material payments to customers or suppliers of the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice, or fail to pay or satisfy when due any material liability incurred by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice (including, in each case, the timing of any such payment);

(l)         (i) settle any litigation listed as items 1 or 2 of Schedule 3.12 or (ii)  settle any litigation listed as any other item on Schedule 3.12 if such settlement would adversely affect the conduct of the business of the Company and its Subsidiaries or would impose any payment obligation on the Company or any Company Subsidiary other than any such payment obligation that shall be paid prior to the Closing or shall be a current liability as of the close of business on the Business Day immediately preceding the Closing Date and thus included in the calculation of Closing Working Capital;

(m)       change any Accounting Policy, except for any change required by reason of a concurrent change in GAAP;

(n)        do any act referred to in Section 3.09(j);

(o)        materially change the Company’s or any Company Subsidiary’s sales or marketing practices relating to entering into multi-year agreements;

(p)        incur any severance obligations to any employees of the Company or any Company Subsidiaries at any time that is after the close of business on the Business Day immediately preceding the Closing Date and prior to the Closing; or

(q)        agree or commit to do any of the foregoing.

Section 6.02.  Access to Information.  From the date hereof until the Effective Time, the Company will furnish to Buyer, the parties to the Financing Commitments and their respective counsel, financial advisors, auditors and other authorized representatives with reasonable access to the Company’s and each Company Subsidiary’s personnel, properties, contracts, books and records, financial, operating and other information and any other documents and data, and furnish such Persons with copies of all such contracts, books and records, financial, operating and other information and any other documents as such Persons may reasonably request and shall reasonably cooperate with Buyer and the parties to the Financing Commitments in their reasonable investigation of the

Company or any Company Subsidiary. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or any Company Subsidiary.  Notwithstanding the foregoing, no such Person shall have access to take physical samples of the environment or to personnel records of the Company or any Company Subsidiary relating to individual performance or evaluation records, medical histories or to other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any Company Subsidiary to risk of liability.  Without limiting the foregoing, the Company shall and shall cause the Company Subsidiaries to cooperate with Buyer, the parties to the Financing Commitments and their respective counsel, financial advisors, auditors and other authorized representatives in connection with (i) the preparation of an information memorandum regarding the industry, business, operations, financial projections and prospects of the Company and the Company Subsidiaries, including, the delivery of all information relating to the Financing Commitments prepared by or on behalf of the Company or any Company Subsidiary reasonably necessary to complete the Financing Commitments, and (ii) the presentation of such information memorandum (including direct contact between senior management and representatives of the Company and the Company Subsidiaries with the parties to the Financing Commitments and participation of such persons in meetings).

Section 6.03.  Notices of Certain Events.   (a)  Each party hereto agrees to notify the other parties of:

(i)            any notice or other communication from any Person received by it alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)           any notice or other communication from any Governmental Authority by it in connection with the transactions contemplated by this Agreement; and

(iii)          any actions, suits, claims, investigations or proceedings commenced against it that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.12 or 5.06.

Section 6.04.  Stockholder Approval.  Immediately following the execution of this Agreement (and in no event later than one hour following the date of execution of this Agreement), the Company shall deliver to Buyer the following materials (collectively, the “Consent Materials”):  (i) with respect to Stockholders holding at least 95% of the Shares, a written consent in the form attached as Exhibit D (the “Stockholder Approval”) approving the Merger under the provisions of the Delaware Law and the Company’s certificate of incorporation and bylaws, (ii) a certificate executed on behalf of the Company by its Secretary that the Stockholder Approval has been obtained in accordance with the Delaware Law and the Company’s certificate of incorporation and bylaws, and (iii) Assumption Agreements executed by Stockholders holding at least 95% of the Shares.  If the Consent Materials are not delivered to Buyer within one hour after the date of execution of this Agreement, Buyer may immediately terminate this Agreement in accordance with Section 10.01(d).  As soon as reasonably practicable after the date hereof, the Company shall send to each Stockholder a disclosure and information statement describing the material terms of this Agreement and the Merger and informing such holders as to the rights of dissenting stockholders, as required by the Delaware Law and otherwise conforming, in all material respects, to Applicable Law.

Section 6.05.  Stockholders’ Representative.  DLJMB will serve as the Stockholders’ Representative (in such capacity, the “Stockholders’ Representative”) and will take such actions to be taken by the Stockholders’ Representative under this Agreement and the Escrow Agreement and such other actions on behalf of the Stockholders as DLJMB may deem necessary or appropriate to consummate the transactions contemplated hereby, including (i) taking all actions and making all filings on behalf of the Stockholders with any Governmental Authority or other Person necessary to effect the consummation of the transactions contemplated by any Transaction Agreement, (ii) agreeing to, negotiating, entering into settlements and compromises of, and complying with orders of courts with respect to any claims under any Transaction Agreement, (iii) subject to Section 11.03, negotiating and executing any waivers or amendments of this Agreement and (iv) taking all other actions that are either (A) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing or (B) contemplated by the terms of any Transaction Agreement.  The Stockholders’ Representative shall not be liable to any Holder for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and in the exercise of reasonable judgment.  Buyer and MergerCo shall be entitled to rely on any and all actions taken by the Stockholders’ Representative as provided for under this Agreement without any liability to, or obligation to inquire of, any Holder.  Buyer and MergerCo shall have no liability for any acts or omissions of the Stockholders’ Representative or otherwise with respect to any claim brought by any Holder against any other Holder or the Stockholders’ Representative.

Section 6.06.  Tender Offer.  (a)  As soon as reasonably practicable after the date hereof, the Company shall cause the applicable Company Subsidiaries to prepare and commence an offer to purchase all of the Notes, contingent upon the occurrence of the Closing, in accordance with Applicable Law and with a 51%

minimum tender condition (each a “Tender Offer”) on customary terms and conditions.  The Company shall cause the applicable Company Subsidiaries to use commercially reasonable efforts to consummate the Tender Offers as soon as reasonably practicable after the date hereof; provided that any payment for the Notes may be made, but shall not be required to be made until, after the Effective Time.  As part of the Tender Offers, the Company shall cause the applicable Company Subsidiaries to solicit the consent of the holders of the Notes to amendments to the indentures for the Notes as set forth in Schedule 6.06 (the “Indenture Amendments”).  The Company shall use commercially reasonable efforts to cause the applicable Company Subsidiaries to obtain, as soon as practicable after the date hereof, the consent of holders representing at least 51% of the then outstanding aggregate principal amount of each class of Notes (the “Requisite Consent”) to authorize the Indenture Amendments.  Promptly upon receipt of the Requisite Consent, the Company shall cause the applicable Company Subsidiaries to use commercially reasonable efforts to cause the relevant Trustee to execute supplemental indentures incorporating and giving effect to the Indenture Amendments; provided that the Indenture Amendments shall not become effective until the Effective Time.  The closing of each of the Tender Offers shall occur prior to the Closing Date or be conditioned on the occurrence of the Closing and the parties shall use their respective reasonable best efforts to cause each of the Tender Offers to close no later than on the Closing Date (after the deposit to the Payment Fund pursuant to Section 2.05(a)).

(b)        Upon the closing of the Tender Offers, in accordance with the terms of the Tender Offers, the Company shall, or shall cause the applicable Company Subsidiary to, accept for purchase all Notes tendered in the applicable Tender Offer (the “Tendered Notes”) and purchase all of the Tendered Notes, including payment of any applicable premiums and consent payments, and all related fees and expenses as described below (the “Tender Amount”).

(c)        If the Company, or the applicable Company Subsidiary, as the case may be, does not receive the Requisite Consent, or if 100% of the Notes are not tendered pursuant to the Tender Offers, the Company shall or shall cause the applicable Company Subsidiary to, in accordance with the terms of the applicable indenture: (i) effect a covenant defeasance with respect to any 10-3/4% Second Priority Senior Secured Notes then outstanding, to be effective as of the Closing; and (ii) on or before the Closing Date, issue notices of optional redemption for all of the 15% Senior Discount Notes and 12% Senior Subordinated Notes then outstanding; and take all other actions reasonably requested by Buyer to facilitate the satisfaction and discharge of such Notes pursuant to the provisions of the indenture applicable thereto, including, in the case of clauses (i) and (ii) above, after Buyer’s deposit of sufficient funds into the Payment Fund, depositing or causing to be deposited with the Trustee under the applicable indenture sufficient funds to effect such redemption and satisfaction and discharge.

(d)        The Company shall pay all costs incurred in connection with the Tender Offers, including all fees and expenses of any counsel, dealer, manager, banker or other advisor retained by the Company and the Company Subsidiaries in connection with the Tender Offers and the printing and mailing of all materials relating to the Tender Offers.

Section 6.07.  No Shop; Other Offers.   Unless and until this Agreement is terminated as provided herein, prior to the consummation of the Merger, the Company and the Stockholders’ Representative shall not (and shall cause each of their respective representatives, officers, directors, employees, agents and Affiliates (collectively, “Covered Persons”) not to) either (a) solicit bids or offers or initiate discussions or negotiations with or (b) furnish or cause to be furnished any information concerning the Company or any Company Subsidiary to, any Person (other than Buyer and its Affiliates) relating to any proposal with respect to any merger or consolidation of the Company or any Company Subsidiary with any other Person (other than Buyer and its Affiliates), the acquisition of any securities or any significant portion of the assets and properties of the Company or any Company Subsidiary, or any liquidation, dissolution, restructuring or recapitalization of the Company or any Company Subsidiary.  If the Company or any officer or director of any DLJ Entity receives any proposal regarding a transaction described above, then the Company shall (and it shall cause such officer or director of the applicable DLJ Entity to) promptly notify Buyer of the existence, material terms and status of any such inquiry or proposal.

Section 6.08.  Stockholder Approval under Section 280G.  Prior to the Closing Date, the Company shall obtain the waiver by Joseph Loggia and shall use reasonable best efforts to obtain the waiver by each other “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of such individual’s right to receive and retain any payments and/or benefits that could, separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and regulations thereunder (“Section 280G Payments”).  Contingent upon each individual’s execution of such waiver, the Company shall submit the Section 280G Payments to the Company’s stockholders for approval, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and regulations thereunder.  The Company shall forward to Buyer prior to submission to the Company’s stockholders copies of all documents prepared by the Company for submission to the Company’s stockholders in connection with this Section 6.08.

Section 6.09.  Confidentiality.  Each of the Company and the Stockholders’ Representative acknowledges the confidential nature of the Equity Commitment Letters and agrees to keep confidential the Equity Commitment Letters and all information obtained by it with respect to the Equity Commitment

Letters except to the extent required by Applicable Law and to the extent such Equity Commitment Letters and information can be shown to have been (i) previously known on a nonconfidential basis by the Company or Stockholders’ Representative, (ii) in the public domain through no fault of the Company or Stockholders’ Representative or (iii) later lawfully acquired by the Company or Stockholders’ Representative from sources other than Buyer.  Each of the Company and the Stockholders’ Representatives will use that information solely in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, the Company and the Stockholders’ Representative may disclose the Equity Commitment Letters and their terms and conditions to any of their respective officers, directors, managers, members, advisors or employees who are involved in the contemplated transaction and nothing contained herein shall prevent the disclosure or use of any Equity Commitment Letters in connection with the assertion or defense of any claim by or against any party thereto.

Section 6.10.  Amended Schedules.  At least four but no more than ten Business Days prior to the Closing Date, the Company shall deliver to Buyer amended Schedules to disclose any matter that, if existing on the date of this Agreement or on the date of such amended Schedules, would be required to be set forth on, or described in, the Schedules to make the representations and warranties contained herein true and correct as of such date.  Nothing in this section shall relieve the Company from any liability arising from any breach of representation or warranty made as of the date hereof or to modify the representations and warranties in any respect for purposes of Section 9.02(a).

ARTICLE 7
COVENANTS OF BUYER

Section 7.01.  Confidentiality.  Prior to the Effective Time and after any termination of this Agreement, Buyer and its Affiliates will hold in confidence, pursuant and subject to the terms of the Confidentiality Agreement, dated as of January 3, 2007, all confidential documents and information concerning the Company or any Company Subsidiary furnished to, or prepared by, Buyer or its Affiliates in connection with the transactions contemplated by the Transaction Agreements.  If this Agreement is terminated, Buyer and its Affiliates will destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, prepared or obtained by Buyer or its Affiliates or on their behalf from the Company or any Company Subsidiary in connection with the Transaction Agreements that are subject to such confidence.

Section 7.02.  Access.  Buyer agrees to cause the Surviving Corporation and each Subsidiary of the Surviving Corporation, at and after the Effective Time,

to afford promptly to the Stockholders’ Representative and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit the Stockholders’ Representative and its agents to determine any matter relating to its (or any holders of Shares, Warrants and/or Options) rights and obligations hereunder or relating to any period ending at or before the Effective Time; provided that any such access by the Stockholders’ Representative and its agents shall not unreasonably interfere with the conduct of the business of the Surviving Corporation or any such Subsidiary.  The Stockholders’ Representative agrees to hold, and will use all commercially reasonable efforts to cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Surviving Corporation or any Company Subsidiary provided or made available to it pursuant to this Section, except to the extent that such documents or information can be shown to have been (i) previously known on a nonconfidential basis by the Stockholders’ Representative, (ii) in the public domain through no fault of the Stockholders’ Representative or (iii) later lawfully acquired by the Stockholders’ Representative from sources other than Buyer, the Surviving Corporation or any Subsidiary of the Surviving Corporation.

Section 7.03.  Employees and Offers of Employment.  (a) Buyer acknowledges that it shall, through the Surviving Corporation and its Subsidiaries, continue the employment of all of the employees of the Company and the Company Subsidiaries as of the Effective Time (collectively, the “Transferred Employees”).  Nothing contained in this Section 7.03(a) shall obligate Buyer, the Surviving Corporation or any Subsidiary of the Surviving Corporation to continue the employment of any Transferred Employee for any period following the Effective Time.

(b)        At the Effective Time, Buyer shall pay, or shall cause the Surviving Corporation or its Subsidiaries, as applicable, to pay all amounts payable pursuant to the Bonus Resolutions.

Section 7.04.  Company Employee Plans.  Buyer agrees to honor, and to cause the Surviving Corporation and its Subsidiaries to honor, the obligations of the Surviving Corporation and its Subsidiaries under the provisions of each Employee Plan as such Employee Plan relates to each Transferred Employee.  Following the Effective Time and for the 12-month period immediately following the Effective Time, Buyer shall (or shall cause its Affiliates to) provide the Transferred Employees with compensation and employee benefits that are substantially comparable in the aggregate to those generally provided to the Transferred Employees immediately prior to the Effective Time.  Notwithstanding the foregoing, no provision of this Section 7.04 is intended to prevent Buyer from amending or terminating any such Employee Plan or other arrangements in accordance with its or their terms.  Notwithstanding anything herein to the contrary, no provision of this Section 7.04 shall create any third party beneficiary or other rights in any Transferred Employee or former Transferred Employee or other service provider, including any dependent, survivor or beneficiary thereof, of the Company in respect of continued employment (or resumed employment) with either the Company, Buyer or any of their Affiliates, and no provision of this Section 7.04 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plans of Buyer or its Affiliates that may be established or made available by Buyer or its Affiliates to the Transferred Employees.

Section 7.05.  Buyer Employee Plans.  Buyer or one of its Affiliates will recognize all service of the Transferred Employees to the extent such service is recognized by the Company or the Company Subsidiaries for all purposes of the employee benefit plans of Buyer or its Affiliates (other than benefit accrual under a defined benefit plan of Buyer or its Affiliates).

Section 7.06.  Obligations of MergerCo and Surviving Corporation.  Buyer agrees to cause MergerCo to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.  From and after the Effective Time, Buyer agrees to cause the Surviving Corporation to perform its obligations under this Agreement.

Section 7.07.  Director and Officer Liability.  Buyer shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)        For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Laws or provided under the certificate of incorporation, bylaws or similar organizational documents of the Company or any Company Subsidiaries as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b)        On the Closing Date, the Surviving Corporation shall pay the necessary premium to purchase a six-year “Extended Reporting Period” officers’ and directors’ liability insurance policy (the “Tail Policy”).  The Tail Policy shall provide coverage for acts or omissions of each Person currently covered by the existing insurance policies carried by the Company and the Company Subsidiaries on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that such policy can be obtained for premiums not exceeding 300% of the amount per annum that the Company and the Company Subsidiaries paid in its last full fiscal year, and, if not, on such terms with respect to coverage and amount as favorable as possible relative to the terms of such policy in effect on the date hereof as can be obtained for premiums of 300% of such amount.

(c)        If Buyer, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume the obligations set forth in Section 7.07(a).

(d)        The rights of each Indemnified Person under this Section 7.07 shall be in addition to any rights such Person may have under the certificate of incorporation, bylaws or similar organizational documents of the Company or any of the Company Subsidiaries, or under Delaware Law or any other Applicable Laws or under any agreement of any Indemnified Person with the Company or any of the Company Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.08.  Solvency of the Surviving Corporation.  Buyer shall furnish or cause to be furnished to the Stockholders’ Representative copies of any solvency opinions obtained from third parties (if any) in connection with the financing of the transactions contemplated by this Agreement, to the extent contractually permitted by the issuer of such opinion.  Buyer shall make a request that the firms issuing any such solvency opinions allow the Holders to rely thereon, if no additional fee or expense is associated with obtaining such reliance.

Section 7.09.  Financing.  Buyer and MergerCo shall use all commercially reasonable efforts to cause the Financing Commitments to be fulfilled in accordance with their terms, including the satisfaction of all conditions thereto (to the extent such fulfillment is within the control of such Person).  Without limiting the generality of the foregoing, each of Buyer and MergerCo shall use all commercially reasonable efforts to cause their respective employees, counsel, financial advisors, auditors and other representatives to cooperate with each other in the preparation of all documents and the making of all filings in connection with the Financing Commitments and the transactions contemplated by the Financing Commitments, and in executing and delivering all documents and instruments and otherwise taking, or causing to be taken, all actions and doing, or causing to be done, all other things necessary, proper or advisable to consummate the financing contemplated by the Financing Commitments and the other transactions contemplated hereby.  At the Closing, Buyer shall pay, or cause the Surviving Corporation to pay all principal, interest and other amounts payable under the Credit Agreement, which payment may be made from the Payment Fund in accordance with Section 2.05.

Section 7.10.  Amended Schedules. Promptly following its review of the amended Schedules delivered pursuant to Section 6.10, but no later than two Business Days prior to the Closing Date, if Buyer shall have determined that the Company shall have failed to perform in any material respect all of its obligations under Section 6.10, Buyer shall deliver written notice to the Company and the DLJ Entities, which notice shall explain in reasonable detail the basis for such determination.

ARTICLE 8
COVENANTS OF BUYER, MERGERCO, THE COMPANY AND THE HOLDERS

Section 8.01.  Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Buyer, MergerCo and the Company each agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws and regulations to consummate the Merger and the transactions contemplated by this Agreement, including, making all necessary registrations and filings (including filings with the Securities and Exchange Commission, and filings under the HSR Act and any other applicable foreign antitrust or competition laws, rules and regulations and foreign investment laws) with any Governmental Authority, and obtaining all necessary waivers, consents and approvals from, and taking all steps to avoid any action or proceeding by, any Governmental Authority.  Each of Buyer and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the Merger and the transactions contemplated by this Agreement.

Section 8.02.  Certain Filings.  Buyer and the Company shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority, is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03.  Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 8.04.  Cooperation on Tax Matters.  Each of Buyer, MergerCo, the Company and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder) relating to the Company and the Company Subsidiaries.

Section 8.05.  Nonsolicitation.  (a) For a period of 18 months after the Closing Date, each Stockholder agrees that it shall not, directly or indirectly, for its own account or on behalf of any other Person employ, hire or solicit, or receive or accept the performance of services by, any individual who is employed by the Company or any Company Subsidiary as of the date hereof or as of the Closing Date, or induce or attempt to induce any such employee to leave his or her employment; provided that this Section 8.05 shall not prohibit any Stockholder from (i) hiring any such employee (other than a Restricted Employee) responding to a general advertisement or to a general solicitation by an employee recruitment firm that is not targeted at such employee or (ii) soliciting the services, as employee, consultant or otherwise, or hiring any such employee (other than a Restricted Employee) after the date that is three months after the date on which such employee leaves the employ of the Company or any Company Subsidiary, except that if such employee (including a Restricted Employee) is involuntarily terminated by the Company or any Company Subsidiary after the Closing Date, then any Stockholder may immediately employ, hire or solicit, or receive or accept the performance of services by, any such employee (including a Restricted Employee).

(b)        If any provision contained in this Section 8.05 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 8.05, but this Section 8.05 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is for a length of time that is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under

Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.  Each Stockholder acknowledges that Buyer would be irreparably harmed by any breach of this Section 8.05 and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach.  Each Stockholder agrees that Buyer shall be entitled to injunctive relief requiring specific performance by any Stockholder of this Section 8.05, and each Stockholder consents to the entry thereof.

(c)        The parties acknowledge that the Share Consideration includes $0.0001 per Share in consideration of each Stockholder’s obligations under this Section 8.05.

Section 8.06. Audited Financial Statements.  No later than 15 Business Days after the date hereof, the Company shall deliver to Buyer the audited consolidated balance sheet as of December 31, 2006 and the related audited consolidated statements of income and cash flows for the year ended December 31, 2006 of the Company and the Company Subsidiaries, which financial statements shall be consistent in all respects with the Unaudited Financial Statements, other than any adjustments required to reflect any stock compensation expense related to final determination of the fair value of the Common Stock, or any adjustments resulting from any material events that arise after the execution of this Agreement and prior to the issuance of such audited financial statements.

Section 8.07.  Section 382 Statement.  At the Closing, the Company shall cause the DLJ Entities to deliver to the Buyer a statement pursuant to Treasury Regulations section 1.382-2T(k)(1)(ii), signed under penalties of perjury by an appropriate officer, setting forth (a) the aggregate ownership by each of the DLJ Entities of the stock of the Company during the period October 11, 2000 through the Closing Date (the “Relevant Period”), (b) the number of partners in each of the DLJ Entities that owned indirectly through any of the DLJ Entities, at any time during the Relevant Period, an aggregate amount of 5% or more of the stock of the Company, (c) as to each of the partners referred to in clause (b), the percentage changes in its indirect ownership of the stock of the Company during the Relevant Period and (d) with respect to each DLJ Entity, the percentage interests in the Company represented by issuances by it of new partnership interests, and redemptions by it of existing partnership interests, during the Relevant Period.

ARTICLE 9
CONDITIONS TO THE MERGER

Section 9.01.  Conditions to Obligations of the Parties.  The obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions (other than any such conditions that are waived by the Company, Buyer, MergerCo and the Stockholders’ Representative):

(a)        Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)        No provision of any Applicable Law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

(c)        All material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02.  Conditions to Obligation of Buyer and MergerCo.  The obligation of Buyer and MergerCo to consummate the Merger is subject to the satisfaction of the following further conditions (other than any such conditions that are waived by Buyer and MergerCo):

(a)        (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by the Company at or prior to the Effective Time; provided that the Company shall be deemed to have performed in all material respects all of its obligations under Section 6.10 if the Company shall have delivered to Buyer amended Schedules at least four but not more than ten Business Days prior to the Closing Date and it shall have further amended such Schedules prior to the Closing Date to include any other information specified in Buyer’s written notice delivered pursuant to Section 7.10 that the Company shall have determined to be necessary to perform in all material respects all of its obligations under Section 6.10, (ii) the representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions as to materiality or Material Adverse Effect contained therein) shall be true at and as of the date hereof and as of the Effective Time, as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true at and as of such respective specific date), with only such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) MergerCo shall have received a certificate, dated the Closing Date, signed by an appropriate representative of the Company to the foregoing effect.

(b)        Buyer shall have received certification from the Company in the form attached as Exhibit C that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(c)        Buyer shall have received from the Company a copy of a customary payoff letter specifying, as of the Closing Date, the amounts described in clause (i) of the definition of Net Debt Repayment Cost.

(d)        The Company shall have delivered duly executed resignations of all of the directors of the Company and the Company Subsidiaries.

(e)        Each party to the Escrow Agreement (other than Buyer) shall have executed and delivered the Escrow Agreement.

(f)         The Stockholder Approval shall not have been rescinded.

(g)        The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the certificate of incorporation and bylaws, each as in effect from the date of this Agreement until the Closing Date and (iii) a copy of the resolutions of the Company’s board of directors authorizing and approving the applicable matters contemplated hereunder.

(h)        There shall not have occurred after the date hereof and on or prior to the Closing Date any event, change or circumstance which has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 9.03.  Conditions to Obligation of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions (other than any such conditions that are waived by the Stockholders’ Representative):

(i)            Buyer and MergerCo shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time;

(ii)           the representations and warranties of Buyer and MergerCo contained in this Agreement (disregarding all qualifications and exceptions as to materiality or Material Adverse Effect contained therein) shall be true in all material respects at and as of the Effective Time, as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true at and as of such specific date);

(iii)          the Company shall have received a certificate, dated the Closing Date, signed by the chief executive officer of Buyer to the foregoing effect; and

(iv)          Buyer shall have delivered to the Stockholders’ Representative the solvency opinion referred to in Section 7.08 (if any), to the extent contractually permitted by the issuer of such opinion.

ARTICLE 10
TERMINATION

Section 10.01.  Grounds For Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)        by mutual written agreement of the Company and Buyer;

(b)        by either the Company or Buyer if the Merger shall not have been consummated on or before 90 days after the date hereof (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(c)        by either the Company or MergerCo if consummation of the Merger would violate any nonappealable final order, decree or judgment of any Governmental Authority;

(d)        by Buyer (i) if the Company has not obtained the Stockholder Approval and delivered the Consent Materials to Buyer within one hour following the Company’s execution of this Agreement or (ii) if the Stockholder Approval is obtained and subsequently rescinded or is otherwise no longer in full force and effect;

(e)        by Buyer if either (1) there has been a breach of, or inaccuracy in, any representation or warranty of the Company contained in this Agreement or (2) the Company has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (x) would result in, or would reasonably be expected to result in, the failure to satisfy a condition set forth in Section 9.01 or Section 9.02 and (y) cannot be or has not been cured on or before the earlier of five Business Days before the Termination Date or thirty days after Buyer notifies the Company of such breach, inaccuracy or violation; or

(f)         by the Company if either (1) there has been a breach of, or inaccuracy in, any representation or warranty of Buyer or MergerCo contained in this Agreement or (2) Buyer or MergerCo has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (x) would result in, or would reasonably be expected to result in, the failure to satisfy a condition set forth in Section 9.01 and Section 9.03 and (y) cannot be or has not been cured on or before the earlier of five Business Days before the Termination Date or thirty days after the Company notifies Buyer of such breach or violation.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e) or (f) above shall give written notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 10.01, such termination shall be effective as against all parties hereto and shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) failure of a party to fulfill a condition to the performance of the obligations of the other parties or (ii) failure to perform a covenant of this Agreement or willful breach by a party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such failure or breach.  The provisions of this Section, Section 7.01, Section 8.03 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, MergerCo or, after the Effective Time, the Surviving
Corporation, to:

c/o Veronis Suhler Stevenson
350 Park Avenue
New York, NY  10022
Attention: Scott Troeller
Facsimile: (212) 381-8168

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY  10036-8299
Attention:  Adam J. Kansler
Facsimile:  (212) 969-2900

if, prior to the Effective Time, to the Company:

Advanstar Holdings Corp.
c/o Advanstar Communications Inc.
6200 Canoga Avenue, 2nd Floor
Woodland Hills, CA  91367
Attention:  Joseph Loggia, Chief Executive Officer
Facsimile: (818) 593-5020

with a copy to:

Advanstar Holdings Corp.
c/o Advanstar Communications Inc.
Damonmill Square — Suite 6A
Concord, MA  01742
Attention: Eric I. Lisman, EVP – Corporate Development and
Ward Hewins, Vice President and General Counsel
Facsimile: (978) 341-0451

and:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY  10017
Attention: Nancy L. Sanborn
Facsimile: (212) 450-3800

if to DLJMB:

DLJ Merchant Banking III, Inc.
c/o Credit Suisse Private Equity
Eleven Madison Avenue, 16th Floor
New York, NY 10010
Attention: Daniel Gewirtz
Facsimile: (212) 743-1053

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY  10017
Attention: Nancy L. Sanborn
Facsimile: (212) 450-3800

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02.  Survival.  None of the covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Effective Time; provided that this Section shall not limit any obligation or covenant which by its terms contemplates performance after the Effective Time.

Section 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company, Buyer and the Stockholders’ Representative, or in the case of a waiver, except as expressly set forth in Article 9, by the party against whom the waiver is to be effective (with the Stockholders’ Representative being authorized to act on behalf of the Holders); provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange of any Securities.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.04.  Expenses.  Except as specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.  Notwithstanding the foregoing, the Company and, after the Effective Time, Buyer or the Surviving Corporation, shall be responsible for and shall pay any Company Transaction Expenses included in the calculation of the Gross Equity Value that are not paid prior to the Effective Time.

Section 11.05.  Waiver.  Effective at the Effective Time, Buyer and, after the Effective Time, the Surviving Corporation and its Subsidiaries, hereby waive and release any and all rights and claims (whether absolute or contingent, liquidated or unliquidated, known or unknown, determined or determinable or otherwise) that any of the foregoing may have against any Stockholder, whether in law or in equity, relating to the Company or any Company Subsidiaries, the Securities, the Merger or the transactions contemplated hereby or by the other Transaction Agreements, other than (i) its rights under this Agreement, the Escrow Agreement and the Assumption Agreements and (ii) any such rights and claims for fraud, intentional misrepresentation or breach of any obligation or covenant under this Agreement which by its terms contemplates performance after the Effective Time, including Section 2.15(c).  The rights and claims waived hereby include claims for contribution or other rights of recovery arising out of or relating to any environmental matter, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty, other than any such rights and claims for fraud, intentional misrepresentation or for breach of any obligation or covenant under this Agreement which by its terms contemplates performance after the Effective Time, including Section 2.15(c).

Section 11.06.  Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.  (a) Buyer and MergerCo waive and will not assert, and each agrees to cause the Surviving Corporation and each of its Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Effective Time (the “Post-Closing Representation”), of the Stockholders’ Representative, any Holder or other officer, employee or director of the Company or any Company Subsidiary (any such Person, a “Designated Person”) in any matter involving any Transaction Agreements or any other agreements or transactions contemplated thereby (including any litigation, arbitration, mediation or other proceeding), by any legal counsel currently representing the Company or any Company Subsidiary in connection with the Transaction Agreements or any other agreements or transactions contemplated hereby and thereby (the “Current Representation”).

(b)        Buyer and MergerCo waive and will not assert, and each agrees to cause the Surviving Corporation and each of its Subsidiaries to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, and following the Closing, with the Surviving Corporation or any of its Subsidiaries, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving the Transaction Agreements or any other agreements or transactions contemplated hereby and thereby, or to communications with any Person other than the Designated Persons and their advisers.

Section 11.07.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 11.08.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 11.09.  Jurisdiction.  Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.10.  WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.11.  Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original,

with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto and, with respect to Section 2.05, the Holders, Section 2.07, the holders of Warrants, Section 2.08, the holders of Options, Section 11.05, the Stockholders, and Section 11.06, Davis Polk & Wardwell, any rights or remedies hereunder.

Section 11.12.  Entire Agreement.  This Agreement and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the other Transaction Agreements.

Section 11.13.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ADVANSTAR HOLDINGS CORP.

By:	/s/ JOSEPH LOGGIA
Name:
Title:

VSS-AHC CONSOLIDATED HOLDINGS CORP.

By:	/s/ SCOTT TROELLER
Name:
Title:

VSS-AHC ACQUISITION CORP.

By:	/s/ SCOTT TROELLER
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

DLJ MERCHANT BANKING III, INC., individually for purposes of Article 4 and otherwise, solely in its capacity as the Stockholders’ Representative

By:	/s/ MICHAEL ISIKON
Name: Michael Isikon
Title: Principal

[Signature Page to Agreement and Plan of Merger]